Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WeddingWire, Inc.,

Wedelia Merger Sub, Corp.

and

XO Group Inc.

Dated as of September 24, 2018

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

iii

INDEX OF DEFINED TERMS

Terms	Page

401(k) Plan	46
Acceptable Confidentiality Agreement	66
Acquisition Proposal	66
Action	67
Affiliate	67
Agreement	1
Alternative Acquisition Agreement	36
Applicable Regulatory Law	67
Book-Entry Share	4
Budgeted Amount	32
Business Day	67
Bylaws	3
Cancelled Shares	3
Capitalization Date	9
Certificate	4
Certificate of Merger	2
Change of Recommendation	37
Charter	2
Chosen Courts	61
Clean Team NDA	44
Closing	2
Closing Date	2
Code	6
Commitment Letters	27
Common Stock	9
Company	1
Company Benefit Plan	67
Company Board	1
Company Disclosure Schedule	8
Company Equity Awards	7
Company ESPP	67
Company Group	67
Company Intellectual Property	67
Company Material Adverse Effect	67
Company Preferred Stock	9
Company Recommendation	11
Company Registered IP	69
Company RSA Award	7
Company SEC Documents	11
Company Severance Policy	45
Company Stock Option	7
Company Termination Fee	69
Compliant	69

iv

INDEX OF DEFINED TERMS

(Continued)

Terms	Page

Confidentiality Agreements	44
Contingent Worker	18
Continuation Period	45
Continuing Employees	45
Contract	69
Converted Award	8
Converted Shares	3
Copyrights	70
Current ESPP Offering Period	7
D&O Insurance	49
debt	28
Debt Commitment Letter	27
Debt Financing	27
Debt Financing Source Parties	63
DGCL	1
Dissenting Shares	6
Domain Names	70
Effective Time	2
Election Notice	46
Employee	70
Enforceability Exceptions	10
Environmental Laws	69
Equity Commitment Letter	27
Equity Financing	27
ERISA	69
ERISA Affiliate	69
Exchange Act	70
Exchange Fund	4
Excluded Party	70
Excluded Shares	3
Fee Funding Arrangements	1
Financing	28
GAAP	12
Governmental Entity	70
HSR Act	70
Indemnified Parties	47
Intellectual Property	70
Intervening Event	70
Investor	27
JDA	44
Knowledge	71
Law	71
Lease	71

v

INDEX OF DEFINED TERMS

(Continued)

Terms	Page

Leased Real Property	22
Lenders	27
Lien	72
Material Contract	20
Material Customer Agreement	21
Materials of Environmental Concern	23
Merger	1
Merger Amounts	28
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	71
Mutual NDA	44
New Plan	45
No-Shop Period Start Date	35
Notice Period	38
NYSE	71
Order	71
Parent	1
Parent 401(k) Plan	46
Parent Board	1
Parent Disclosure Schedule	24
Parent Group	71
Parent Material Adverse Effect	25
Parent Termination Fee	60
Patents	70
Paying Agent	4
Permira Funds	71
Permits	13
Permitted Liens	72
Person	72
Personal Data	72
Privacy Law	72
Privacy Policies	72
Proxy Statement	39
Record Holder	72
Registered IP	72
Regulatory Law	73
Related Parties	76
Representatives	35
Required Information	73
Reverse Termination Fee	61
Sanctions	14
SEC	73

vi

INDEX OF DEFINED TERMS

(Continued)

Terms	Page

Securities Act	73
Share	3
Shares	3
Solvent	29
Spectrum Funds	73
Stockholder Approval	55
Stockholders Meeting	40
Subsidiary	73
Substituted Option Award	7
Substituted RSA Award	7
Superior Proposal	73
Surviving Corporation	2
Takeover Statute	54
Tax	73
Tax Return	73
Taxes	73
Termination Date	57
Trade Secrets	70
Trademarks	70
Transaction Documents	74
Transaction Litigation	44
Treasury Regulations	74
Ultimate Parent Entity	74
Unvested Option	7
Vested Option	7
Willful Breach	74

vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 24, 2018 (this “Agreement”), by and among WeddingWire, Inc., a Delaware corporation (“Parent”), Wedelia Merger Sub, Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”) and XO Group Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, (b) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof and (c) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger and (b) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Permira Funds and the Spectrum Arrangement Funds are each entering into a fee funding arrangement in favor of the Company (the “Fee Funding Arrangements”), pursuant to which, subject to the terms and conditions contained therein, the Permira Funds and the Spectrum Arrangement Funds are each agreeing to fund certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the board of directors of Parent (the “Parent Board”) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.1.          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, shall be a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement.

Section 1.2.          Closing. The closing of the Merger (the “Closing”) shall take place: (a) at 9:00 a.m., New York City time, no later than the third (3rd) Business Day following the satisfaction or waiver (if permissible under applicable Law) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or (b) at such other date, time, or place as agreed to in writing by Parent and the Company; provided, that the Closing shall not occur earlier than November 23, 2018. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition may only be waived in writing by the party or parties entitled to such condition under this Agreement.

Section 1.3.          Effective Time. Subject to the terms and conditions hereof, on the Closing Date, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as the parties shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

ARTICLE II

Effects of the Merger

Section 2.1.          Effects of the Merger. The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL.

Section 2.2.          Certificate of Incorporation. Subject to Section 5.10, and without any further action on the part of the Company or Merger Sub, at the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company), until thereafter amended as provided therein or by applicable Law.

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Section 2.3.          Bylaws. Subject to Section 5.10, without any further action on the part of the Company or Merger Sub, at the Effective Time, the bylaws of the Surviving Corporation (the “Bylaws”) shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub (except that the name of the Surviving Corporation shall be the name of the Company), until thereafter amended as provided therein or in the Charter or by applicable Law.

Section 2.4.          Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.5.          Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.6.          Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, any party hereto or any other Person:

(a)          Merger Consideration. Each share of Common Stock (each “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Converted Shares and Dissenting Shares (collectively, “Excluded Shares”)) shall at the Effective Time automatically be cancelled and converted into the right to receive $35.00 in cash (the “Merger Consideration”), without interest, whereupon such Shares shall cease to exist and no longer be outstanding, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.7.

(b)          Cancellation of Cancelled Shares; Conversion of Converted Shares. Shares that immediately prior to the Effective Time are held by the Company in treasury or by Parent or Merger Sub (collectively, “Cancelled Shares”) shall at the Effective Time automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Shares that immediately prior to the Effective Time are held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent (other than Merger Sub) (collectively, “Converted Shares”) shall at the Effective Time automatically be converted into such number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c)          Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

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Section 2.7.          Payment.

(a)          Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II, and in connection therewith, shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent in trust for the benefit of the holders of Shares a cash amount sufficient to pay the aggregate Merger Consideration (not including, for the avoidance of doubt, any Merger Consideration payable with respect to Excluded Shares) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as set forth herein. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, that such investments shall be in short-term obligations of, or guaranteed in full by, the United States of America with maturities no more than thirty (30) days or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation. Any interest and other income resulting from such investments shall be payable to Parent or the Surviving Corporation and any amounts in excess of the amounts payable under this Article II shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Merger Consideration under this Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.

(b)          Exchange Procedures.

(i)          Letter of Transmittal. As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the date on which the Effective Time occurs), Parent shall, or shall cause the Surviving Corporation to, cause the Paying Agent to mail to each Record Holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented Shares, which Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a), (A) a letter of transmittal (which shall be in customary form and with such other provisions as Parent and the Company shall reasonably agree, and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) or transfer such Book-Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares)) and (B) instructions for effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) or Book-Entry Shares to the Paying Agent in exchange for payment of the Merger Consideration therefor.

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(ii)         Payment for Shares. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) or Book-Entry Shares, together with, in the case of Certificates, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, the amount in cash (after giving effect to any required withholding taxes as provided in Section 2.7(g) that such holder has the right to receive pursuant to Section 2.6(a)). No interest will be paid or accrued on any amount payable in respect of Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate or, in the case of a Book-Entry Share, a surrendered Share is registered, it will be a condition of payment that the Certificate or, in the case of a Book-Entry Share, the Share so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment has paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or, in the case of a Book-Entry Share, the Share surrendered and has established to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

(c)          Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. Until surrendered as contemplated by Section 2.7(b), each Certificate and Book-Entry Share (other than Excluded Shares) shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 2.6(a). If, after the Effective Time, Certificates or, in the case of Book-Entry Shares, such Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent, which shall remain responsible for payment of the Merger Consideration for such Shares as provided in this Article II, without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

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(e)          Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, and if required by Parent, the posting by such holder of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such Certificate, Parent will cause the Surviving Corporation or the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares previously evidenced by such lost, stolen or destroyed Certificate, without any interest thereon.

(f)          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Converted Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to and have properly exercised appraisal rights with respect thereto in accordance with, and who have complied in all respects with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares, including any holder’s notice of its intent to demand payment pursuant to Section 262 of the DGCL that the Company receives, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)          Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including pursuant to Section 2.6(a) and Section 2.8) such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any other applicable provision of Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 2.8.          Company Equity Awards.

(a)          Each outstanding option to acquire Shares (each, a “Company Stock Option”), that is outstanding, unexercised and vested immediately prior to the Effective Time in accordance with its terms (each a “Vested Option”), shall, as of the Effective Time, be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Vested Option in effect immediately prior to the Effective Time, multiplied by (ii) the total number of Shares subject to such Vested Option immediately prior to the Effective Time, subject to any applicable Tax withholding. The Surviving Corporation shall pay the holders of Vested Options the cash payments described in this Section 2.8(a) on or as soon as reasonably practicable after the Closing Date, but in any event no later than the second regular payroll date following the Closing Date.

(b)          Each Company Stock Option that is outstanding and unvested immediately prior to the Effective Time (each, an “Unvested Option”) shall, as of the Effective Time, be substituted and automatically convert into an award to receive an amount in cash (a “Substituted Option Award”) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Unvested Option in effect immediately prior to the Effective Time, multiplied by (ii) the total number of Shares subject to such Unvested Option immediately prior to the Effective Time. Such Substituted Option Award shall be subject to the terms set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule and shall otherwise remain subject to the same vesting terms and conditions that applied to such award immediately prior to the Effective Time, including continued employment with Parent or the Company through the applicable vesting date, and the applicable cash amounts shall be paid out, less any applicable Tax withholding, within thirty days of the end of the calendar quarter in which the applicable vesting date occurs.

(c)          Each compensatory award in respect of a Share subject to vesting, repurchase or other lapse restriction (each, a “Company RSA Award” and, together with the Company Stock Options, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be substituted and automatically convert into an award to receive an amount in cash (each, a “Substituted RSA Award”) equal to the product of (i) the total number of Shares underlying such Company RSA Award and (ii) the Merger Consideration. Such Substituted RSA Award shall be subject to the terms set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule and otherwise remain subject to the same vesting terms and conditions that applied to such award immediately prior to the Effective Time, including continued employment with Parent or the Company through the applicable vesting date, and shall be paid, less any applicable Tax withholding, within thirty days of the end of the calendar quarter in which the applicable vesting date occurs.

(d)          As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP to provide that (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Company ESPP during the Current ESPP Offering Period; (ii) subject to the consummation of the transactions contemplated by this Agreement, the Company ESPP shall terminate immediately prior to the Effective Time, (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement, and (iv) if the Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date as specified by the Company Board or its designated committee in accordance with the terms of the Company ESPP.

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(e)          For the avoidance of doubt, if a holder of a Substituted Option Award or Substituted RSA award (each, a “Converted Award”) vests in such Converted Award in accordance with Sections 2.8(b) and 2.8(c) of this Agreement and such holder subsequently terminates employment with the Company and its Affiliates for any reason prior to the date on which such Converted Award is paid, the holder will be nevertheless be entitled to receive payment for such vested portion of such Converted Award at the time such payment would have been made had such holder remained employed with the Company or any of its Affiliates (including, after the Effective Time, the Surviving Corporation). Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 2.8.

Section 2.9.          Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split or reverse stock split, stock dividend or stock distribution, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in (a) any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries (including any documents incorporated by reference therein) prior to the date of this Agreement but after December 31, 2015 (other than with respect to Section 3.1, Section 3.2, Section 3.3, Sections 3.4, Section 3.5, Section 3.19 and Section 3.20); excluding any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other similar section, in each case to the extent cautionary, predictive or forward looking in nature or (b) the disclosure letter delivered by the Company to Parent or its Representatives prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

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Section 3.1.          Organization and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of its certificate of incorporation and bylaws, in each case as amended and in effect as of the date of this Agreement.

Section 3.2.          Subsidiaries.

(a)          Section 3.2(a) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company and indicates the jurisdiction of organization or formation of each such Subsidiary. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. All of the outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of all Liens, other than Permitted Liens.

(b)          As of the date hereof, neither the Company nor any of its Subsidiaries required to be listed in Section 3.2(a) of the Company Disclosure Schedule owns, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity interest of any nature in, any other Person, other than the Subsidiaries identified in Section 3.2(a) of the Company Disclosure Schedule.

Section 3.3.          Capitalization.

(a)          The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on September 19, 2018 (the “Capitalization Date”), (i) 25,911,987 Shares were issued and outstanding (including 666,594 Shares subject to Company RSA Awards), (ii) zero Shares were held by the Company in its treasury, (iii) 1,495,914 Shares were reserved for issuance pursuant to outstanding Company Stock Options, and (iv) no shares of Company Preferred Stock were issued and outstanding. All outstanding Shares, and all Shares reserved for issuance referred to in clauses (iii) and (iv) of the foregoing sentence, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable and are or will be free of, and were not or will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar rights. Section 3.3(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date set forth therein, of the Company Stock Options and Company RSA Awards including the holder (identified with his or her employee ID number), date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, and as of such date there were no other awards granted pursuant to the Company Benefit Plans.

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(b)          Except as set forth in this Section 3.3 and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Stock Options or the vesting of Company RSA Awards outstanding on the Capitalization Date, as of the date hereof, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote or (iii) securities, options, warrants, calls, rights, commitments, profits interests, stock appreciation rights, phantom stock agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued or sold, additional shares of capital stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries (or any security convertible or exercisable therefor) or obligating the Company or any of its Subsidiaries to issue, grant or enter into any such security, option, warrant, call, right, commitment, profits interest, agreement, arrangement or undertaking.

(c)          As of the date hereof, there are no voting agreements, voting trusts, stockholders agreements, or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of, or providing for registration rights with respect to, the capital stock or other equity interests of the Company or any of its Subsidiaries (other than any such capital stock or other equity interests that are owned by the Company or a Subsidiary of the Company).

Section 3.4.          Authority.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware, and no other actions on the part of the Company are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (clauses (i) and (ii) collectively, the “Enforceability Exceptions”).

(b)          The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof and, (iv) subject to Section 5.2, resolved to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Recommendation”), which resolutions, as of the date hereof, remain in full force and effect.

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(c)          The Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 3.5.          Consents and Approvals; No Violations.

(a)          Except as set forth in Section 3.5(a) of the Company Disclosure Schedule or as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the rules and regulations of NYSE, state securities laws and any other applicable Regulatory Laws, and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.4(a), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require the Company to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, with such exceptions as would not constitute a Company Material Adverse Effect.

(b)          Subject to obtaining the Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents of any of the Company’s Subsidiaries, or (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, any provision of any Material Contract, in the case of this clause (ii) with such exceptions as would not constitute a Company Material Adverse Effect.

Section 3.6.          Company SEC Documents.

(a)          Since December 31, 2015, the Company has filed with or furnished to the SEC, on a timely basis, all forms, reports and documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of the last such amendment), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date so filed (or amended). None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to the Exchange Act.

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(b)          The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements or any foreign Subsidiaries, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly present in all material respects the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c)          The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and the Company has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s applicable rules and forms, the Exchange Act and the Securities Act.

(d)          The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s outside auditor and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)          Since December 31, 2015, (i) neither the Company nor any of its Subsidiaries, has received any material, written unresolved complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has, to the Knowledge of the Company, reported in writing credible evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel, Chief Executive Officer or Chief Financial Officer of the Company.

(f)          Since December 31, 2015, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

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Section 3.7.          Absence of Certain Changes or Events.

(a)          From December 31, 2017 through the date hereof, except in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and have not taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to Section 5.1(b)(i), (ii), (iv) (excluding with respect to the Company’s wholly-owned Subsidiaries), (viii), (ix), (xi), (xii), (xvi) or (xxi) (solely to the extent related to Section 5.1(b)(i), (ii), (iv), (viii), (ix), (xi), (xii) or (xvi)).

(b)          Since December 31, 2017 through the date hereof, there has not been a Company Material Adverse Effect.

Section 3.8.          Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent and Merger Sub or affiliates thereof.

Section 3.9.          Compliance with Laws; Permits.

(a)          Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries (i) are, and since December 31, 2015 have been in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given notice by any Governmental Entity of, any violation of any such Law or Order. Except as would not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity necessary for it to own, lease or operate its properties and assets and to carry on its business as currently conducted (collectively, “Permits”). No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, any such Permit, or would give to others any rights of revocation, non-removal, adverse modification or cancellation of any such Permit, and none of the Company or any of its Subsidiaries has received any cease and desist letters or material written inquiries from any Governmental Entity with respect to any such Permit, except, in each case, as would not constitute a Company Material Adverse Effect.

(b)          The Company and its Subsidiaries and their directors and officers, and, to the Knowledge of the Company, their employees and any agents acting on their behalf, are, and during the past five (5) years have been in all material respects, in compliance with U.S. and any applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Sanctions”) and U.S. and applicable foreign laws and regulations pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State.

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(c)          None of the Company or its Subsidiaries, or their directors or officers, or, to the Knowledge of the Company, their employees, is (i) identified on any Sanctions-related list of restricted or blocked persons, (ii) organized, resident, or located in any country or territory that is itself the subject of Sanctions, or (iii) owned or controlled by any such Person or Persons.

Section 3.10.         Tax Matters. Except as would not constitute a Company Material Adverse Effect:

(a)          (i) The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate and (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them (and have withheld all Taxes required to be withheld by any of them from amounts paid to any employee, independent contractor, creditor, or stockholder), except, in the case of each of clauses (i) and (ii), with respect to matters for which adequate reserves have been established in accordance with GAAP.

(b)          (i) There is no deficiency for any Taxes which has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any of its Subsidiaries that has not been paid, withdrawn or settled, or for which adequate reserves have not been established in accordance with GAAP, by the Company; (ii) there are not ongoing or pending or, to the Company’s knowledge, threatened in writing, any audits, suits, proceedings, examinations, investigations or other administrative or judicial proceedings in respect of Taxes of the Company or any of its Subsidiaries, other than in respect of matters for which adequate reserves have been established in accordance with GAAP by the Company; and (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes, which waiver or extension is currently in effect.

(c)          There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d)          In the past three years, no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary, as applicable, is subject to income or franchise Tax in such jurisdiction.

(e)          The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.

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(f)          Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing or indemnity agreement (other than (A) any Tax indemnification provisions in commercial agreements or agreements that are not primarily related to Taxes or (B) any agreement between or among any of the Company and its Subsidiaries) or (ii) is liable for any Taxes of any other Person (other than the Company or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or as transferee or successor.

(g)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, (ii) any written “closing agreement” with a Governmental Entity executed prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any prepaid amount received prior to the Closing or (v) any election under Section 108(i) or Section 965 of the Code.

(i)          Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.10 and, to the extent expressly referring to Code sections, Section 3.13 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.11.         Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, other than liabilities and obligations (a) reserved against or reflected in the Company’s consolidated balance sheet for the fiscal quarter ended December 31, 2017 included in the Company SEC Documents (or the notes thereto), (b) incurred in the ordinary course of business since December 31, 2017, (c) incurred in connection with the transactions contemplated by this Agreement, the entry into this Agreement and the performance of the transactions contemplated by this Agreement or (d) that would not constitute a Company Material Adverse Effect.

Section 3.12.         Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their properties, rights or assets, for which an adverse result would constitute a Company Material Adverse Effect. As of the date of this Agreement, there is no Order imposed upon or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their properties, rights or assets that constitutes a Company Material Adverse Effect.

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Section 3.13.         Employees and Employee Benefit Plans.

(a)          Section 3.13(a) of the Company Disclosure Schedule contains a list of each material Company Benefit Plan. The Company has made available to Parent copies of (i) each material Company Benefit Plan document (or, if such document is not written, a written summary of the material terms) and any proposed amendments and (ii) to the extent applicable, (A) the two most recent annual reports on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan and any material modifications, (D) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (E) with respect to each plan that has been merged into any tax qualified plan of the Company within the previous six years, the latest determination letter or, for a prototype plan, favorable opinion letter, and plan documents, including, for any prototype plan, the underlying prototype plan document, executed adoption agreement and any service agreements, (F) all material correspondence, and all non-routine filings made, with any Governmental Entity, and (G) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto.

(b)          (i) Each Company Benefit Plan has been maintained in all material respects in compliance with its terms and in all material respects with the requirements of applicable Law, including the Code and ERISA, and (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and at all times has been so qualified, and has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service as to its qualification, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(c)          Except as would not reasonably be expected to result in material liability to the Company, (i) each Company Benefit Plan intended to qualify for special tax treatment that is required to be registered or qualified under applicable Laws has been so registered or qualified and has been maintained in good standing in accordance with the applicable Governmental Entity, so as to qualify for such special tax treatment, (ii) no Company Benefit Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity and, to the Knowledge of the Company, no such audit or investigation is threatened in writing and (iii) there are no pending or, to the Knowledge of the Company, threatened, actions, suits or claims with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries.

(d)          No Company Benefit Plan is subject to, or reasonably expected to incur liability under, Title IV of ERISA or Section 412 of the Code, and, during the immediately preceding six (6) years, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates (i) has contributed to, or been required to contribute to, a plan subject to Title IV of ERISA or Section 412 of the Code or (ii) incurred any liability under Title IV of ERISA that has not been satisfied in full including, without limitation, liability arising under Section 4062, 4063, 4069 or Subtitle E of Title IV of ERISA (relating to Multiemployer Plans).

(e)          All material contributions, premiums or benefits which are due from the Company or any of its Subsidiaries under any Company Benefit Plan have been paid to or in respect of each such Company Benefit Plan or have been accrued in accordance with applicable accounting standards.

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(f)          No Company Benefit Plan provides or has ever provided for medical, life insurance, or other welfare benefits to any former or current Employee, or any spouse or dependent of any such Employee, beyond retirement or other termination of employment (other than as required under Code Section 4980B, or similar state Law).

(g)          Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. There is no contract or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any individual for additional Taxes paid pursuant to Section 409A of the Code.

(h)          Except as expressly provided under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) (i) result in any payment becoming due to any Employee, including any severance or termination pay pursuant to a Company Benefit Plan, (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, or benefits under, any Company Benefit Plan, (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Employee or (iv) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan (or result in any adverse consequence in so doing). There is no contract or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code. As of the date hereof, the Company has made available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code).

(i)          There are no current union organization activities or representation questions involving Employees of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union or labor organization, nor has any labor union or labor organization been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) is a party to or otherwise bound by, or has within the last six (6) years been party to or bound by, or currently negotiating, any collective bargaining agreement or other Contract with a labor union, labor organization or other employee representative, or (iii) as of the date hereof is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, is any such proceeding threatened in writing.

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(j)          No labor strike, organized work stoppage, slowdown, lockout, unfair labor practice charge or similar labor activity or dispute affecting the Company or any of its Subsidiaries has occurred during the past two years or, to the Knowledge of the Company, is threatened.

(k)          There are no material claims (other than ordinary claims under Company Benefit Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened in writing, by or between the Company or any of its Subsidiaries and any Employees.

(l)          The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor and employment, including but not limited to, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, overtime, withholding of Taxes, worker classification, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues, immigration status, collective bargaining, and unemployment insurance and related matters.

(m)          Except as would not be reasonably be expected to result in material liability to the Company, neither the Company nor any of its Subsidiaries has any liability for the misclassification of any Person as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an Employee) paid by the Company or a Subsidiary (any such Person, a “Contingent Worker”), and no Contingent Worker has been improperly excluded from any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any leased employees within the meaning of Section 414(n) of the Code.

Section 3.14.         Intellectual Property and Privacy.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Company Registered IP. Except as would not constitute a Company Material Adverse Effect, each item of Company Registered IP is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees) and, to the extent issued, is, to the Knowledge of the Company, subsisting and not invalid or unenforceable. The Company, or a Subsidiary of the Company, owns the Company Intellectual Property free and clear of all Liens, except for Permitted Liens.

(b)          As of the date hereof, Company has not received written notice of claims that are pending or, to the Knowledge of the Company, threatened in writing, (i) challenging the ownership, enforceability or validity of any Company Intellectual Property, or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(c)          Except as would not constitute a Company Material Adverse Effect, (i) no Person is violating, misappropriating or infringing any Company Intellectual Property, and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

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(d)          Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have taken such steps as are reasonably necessary to protect their respective rights in material Trade Secrets. In addition to the foregoing, each Company employee, and each consultant or contractor, engaged in the development or creation of any material technology, or Intellectual Property for Company or its Subsidiaries has executed a valid and enforceable proprietary information, confidentiality and assignment agreement sufficient to irrevocably assign (except as limited by applicable Law) any Intellectual Property developed by such employee, consultant or contractor for the Company or such Subsidiary to the Company or such Subsidiary.

(e)          Section 3.14(e) of the Company Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof that grants to Company or any of its Subsidiaries a license, ownership rights, an option to, or other rights in or to any Intellectual Property owned by a third Person and that is material to the business of the Company and its Subsidiaries take as a whole, other than (A) licenses to commercially available software on substantially standard terms and conditions that are available as of the date of this Agreement or (B) Contracts with third parties pursuant to which the Company or any Subsidiary is granted a license or other right in or to any Intellectual Property provided by such third parties on the Company’s standards terms and conditions or in connection with the provision of services by, or in exchange for any payment from, the Company, including any user-generated data or content.

(f)          Section 3.14(f) of the Company Disclosure Schedule lists all Contracts to which the Company or one of its Subsidiaries is a party as of the date hereof under which Company or such Subsidiary grants any third Person a license or other rights in or to any material Company Intellectual Property, other than the Material Customer Agreements or any other customer, developer and reseller licenses, and service agreements.

(g)          The Company and its Subsidiaries maintain commercially reasonable policies and procedures regarding data security and privacy, including procedures reasonably designed to detect and remedy data security breaches and unauthorized access or unauthorized use of the Company’s and its Subsidiaries’ information technology systems, including systems that store or process Personal Data. The Company and its Subsidiaries are, in all material respects, in compliance with Company’s Privacy Policies and all applicable Privacy Laws. To the Knowledge of the Company, as of the date of this Agreement, there have been no material losses or thefts of or material data or security breaches with respect to, Personal Data. For the past five (5) years, the Company and its Subsidiaries have not been involved in any Action related to Personal Data, Privacy Policies, or Privacy Laws.

(h)          Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.14 are the sole and exclusive representations and warranties of the Company with respect to the matters set forth in this Section 3.14, including Intellectual Property matters and matters relating to Personal Data and privacy.

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Section 3.15.          Material Contracts.

(a)          Except as set forth in Section 3.15(a) of the Company Disclosure Schedule or as would not constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach of or default under, nor to the Knowledge of the Company has it received written notice alleging it to be in breach of or default under, the terms of any Material Contract, (ii) to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract, (iii) each Material Contract is a valid, binding and enforceable obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Enforceability Exceptions and (iv) to the Knowledge of the Company, no event has occurred which would result in a breach of or default under any Material Contract (in each case, with or without notice, lapse of time or both) by the Company or any of its Subsidiaries or any other party thereto.

(b)          A true and complete list of the Material Contracts as of the date hereof is set forth in Section 3.15(b) of the Company Disclosure Schedule. The Company has made available to Parent a true and complete copy of each Material Contract, each as amended to the date hereof. For purposes of this Agreement, the term “Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto), excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is a party as of the date hereof:

(i)          any limited liability company, partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture over which the Company or any of its Subsidiaries exercises control, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

(ii)         any Contract (other than between or among the Company and any of its wholly owned Subsidiaries or between or among any of the wholly owned Subsidiaries of the Company) (A) relating to (w) indebtedness of the Company or its Subsidiaries for borrowed money in excess of $1 million, (x) other indebtedness of the Company or its Subsidiaries in excess of $1 million evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (y) any financial guaranty by the Company or its Subsidiaries of indebtedness of any other Person described in clause (w) or (x), and (z) swaps, options, derivatives and other hedging arrangements entered into by the Company or its Subsidiaries in connection with indebtedness described in clause (w), (x) or (y) or (B) involving consideration in excess of $1,000,000 and containing any limitation on the ability of the Company or any of its Subsidiaries to incur indebtedness for borrowed money, give guarantees of indebtedness for borrowed money of the Company or any of its Subsidiaries or incur Liens (other than Permitted Liens);

(iii)        any Contract that (A) limits the right of the Company or its Subsidiaries to engage or compete in any line of business or to compete or operate in geographic area, (B) provides for “exclusivity” in favor of any third party or (C) grants any rights of first refusal, rights of first negotiation, or “most favored nation” rights to any third party, in each case that are material to the business of the Company and its Subsidiaries, taken as a whole;

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(iv)        any Contract that relates to the acquisition or disposition of any business or any assets or properties that constitute a business or division of any Person since January 1, 2014, whether by way of merger, consolidation or purchase of stock or assets, which involved or would reasonably be expected to involve payments in excess of $1 million;

(v)         any Contract with (A) each of the ten (10) largest customers of the Company (each such Contract, a “Material Customer Agreement”) and (B) each of the ten (10) largest commercial vendors of the Company, in each case by dollar amount for the fiscal year ending December 31, 2017;

(vi)        any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1 million;

(vii)       any Contract to which the Company or any of its Subsidiaries is a party pursuant to which the Company and its Subsidiaries, collectively, received or paid in excess of $3 million during the 12-month period ended December 31, 2017, other than any Contract that is disclosed in any other subsection of this Section 3.15(b);

(viii)      any Contract under which a Governmental Entity procures or supplies services from the Company pursuant to which the Company and its Subsidiaries, collectively, received or paid in excess of $250,000 during the 12-month period ended December 31, 2017;

(ix)         each (A) Lease and (B) any Contract pursuant to which the Company or any of its Subsidiaries is a lessee of any machinery, equipment, office furniture or other personal property, in any such case requiring by its terms aggregate payments by the Company or any of its Subsidiaries in excess of $500,000 for the 12-month period ending December 31, 2017;

(x)          any Contract involving any resolution or settlement since January 1, 2016 of any actual Action involving the Company or any of its Subsidiaries involving a payment in excess of $500,000 or any material ongoing requirements or restrictions on the Company or any of its Subsidiaries;

(xi)         any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries (other than the Company’s existing anti-pledging policies);

(xii)        any Contract required to be scheduled pursuant to Section 3.14(e) and Section 3.14(f), other than any Contract (A) that provides for annual payments during the 12-month period ended December 31, 2017 of (or concerns Intellectual Property with a value of) less than $500,000 or (B) is disclosed in any other subsection of this Section 3.15(b);

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(xiii)       any collective bargaining agreement; and

(xiv)      any Contract required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K.

Section 3.16.         Real and Personal Property.

(a)          The Company does not own any real property and as of the date of this Agreement, the Company does not have any contract to acquire any fee interest in real property. Section 3.16(a) of the Company Disclosure Schedule sets forth (i) a list of the addresses of all real property leased or subleased by the Company and its Subsidiaries (the “Leased Real Property”) and (ii) a true and correct list of all Leases. The Leased Real Property constitutes all of the real property leased, subleased or occupied by the Company and its Subsidiaries to operate its business and there are no other lease, sublease, license, use or occupancy agreements for real property to which any of the Company or its Subsidiaries is bound.

(b)          The Company or one of its Subsidiaries has valid leasehold estates in or other rights to use all Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(c)          Except as would not constitute a Company Material Adverse Effect, all Leases are in full force and effect, neither the Company nor any of its Subsidiaries that is a party to such Lease has received or given any written notice of any default thereunder which remains uncured as of the date hereof. Except as would not constitute a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries party thereto (as the case may be) or, to the Knowledge of the Company, any Person other than the Company or its Subsidiary is in breach of, or default under, any provisions of any Lease nor has, to the Knowledge of the Company, any event occurred which, with notice or the passage of time, or both, would give rise to such a default or breach, result in a loss of any rights or result in the creation of any Lien (except for Permitted Liens) thereunder or pursuant thereto.

(d)          Except as would not constitute a Company Material Adverse Effect or as set forth on Section 3.16(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries party to any Lease has assigned such Lease, sublet any part of the premises covered thereby or transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold estate or any of its rights under such Lease. Except as set forth on Section 3.16(d) of the Company Disclosure Schedule and except for matters that would constitute Permitted Liens, none of the Leased Real Property is subject to any leases, subleases, licenses, occupancy agreements, options, rights, tenancies of any kind or other agreements or arrangements, other than the Leases, which grant to any Person (other than the Company and its Subsidiaries) the right to use or occupy all or any portion of the Leased Real Property whether as lessees, sublessees, occupants, licensees or otherwise.

(e)          Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses of, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as currently conducted, free and clear of all Liens, except for Permitted Liens.

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Section 3.17.         Environmental Laws. Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries are not in violation of any Environmental Law, and as of the date hereof neither the Company nor any of its Subsidiaries has received any written notification alleging that it has any material liability or material obligation under any Environmental Law or in connection with any release or threatened release of Materials of Environmental Concern, except to the extent such matter has been fully resolved with the appropriate Governmental Entity.

Section 3.18.         Insurance Policies. Except as would not constitute a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such insurance policies. Except as would not constitute a Company Material Adverse Effect, as of the date hereof, the Company has not received any notice of termination, cancellation or non-renewal with respect to any such insurance policy nor, to the Knowledge of the Company, are any of the foregoing threatened in writing, and there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.19.         Opinion of Financial Advisor. The Company Board has received the opinion of Allen & Company LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and other matters set forth in such opinion, the Merger Consideration to be paid to holders of Shares (other than, to the extent applicable, Parent, Merger Sub, Permira Advisers LLC, Spectrum Equity and their respective affiliates) is fair, from a financial point of view, to such holders. A signed, correct and complete copy of such opinion will be made available to Parent solely for informational purposes promptly following receipt thereof by the Company.

Section 3.20.         Brokers; Fees. No broker, finder, investment banker, financial advisor or other similar Person, other than Allen & Company LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of each of the engagement letters between the Company and Allen & Company LLC relating to the transactions contemplated by this Agreement, which agreement discloses all fees payable and other material obligations thereunder. The transaction advisory fees set forth in Section 3.20 of the Company Disclosure Schedule to be paid by the Company in connection with the Closing shall not exceed the amounts specified therein.

Section 3.21.         Takeover Statutes Not Applicable; No Rights Agreement. Assuming the accuracy of the representations and warranties contained in Section 4.8, no “moratorium,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL, or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company, is applicable to the transactions contemplated by this Agreement, including the Merger. As of the date hereof, the Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

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Section 3.22.         Related Party Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any executive officer or director of the Company that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedule.

Section 3.23.         Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule and the Company SEC Documents to the extent provided herein), none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent and Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or its and their respective businesses or with respect to any other information provided, or made available, to Parent and Merger Sub or their respective Affiliates or Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule and the Company SEC Documents to the extent provided herein), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Evaluation Material (as defined in the Mutual NDA) or any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Affiliates or Representatives, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Affiliates or Representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter delivered by Parent to the Company and its Representatives prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

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Section 4.1.          Organization. Parent and Merger Sub are corporations, in each case, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent Material Adverse Effect. For purposes of this Agreement, a “Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect of Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated hereby, including the Merger. Parent has made available to the Company true, complete and correct copies of the organizational or governing documents of Parent and Merger Sub, in each case as amended and in effect as of the date of this Agreement.

Section 4.2.          Merger Sub.

(a)          The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a wholly owned Subsidiary of Parent free and clear of all Liens.

(b)          Merger Sub has been formed solely for the purpose of the Merger and, prior to the Effective Time, will have engaged in no other business activities and will have owned no assets and incurred no liabilities or obligations other than in connection with the transactions contemplated hereby and activities incidental to its formation.

Section 4.3.          Authority.

(a)          Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent and Merger Sub, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and no other actions on the part of Parent or Merger Sub are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due and valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.

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(b)          The Parent Board has approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of Merger Sub has (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement.

(c)          No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law or the organizational documents of Parent in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.4.          Consents and Approvals; No Violations; No Source of Conflicting Interests.

(a)          Except as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the rules and regulations of NYSE, state securities laws and any other applicable Regulatory Laws, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will require Parent or Merger Sub to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, with such exceptions as would not constitute a Parent Material Adverse Effect.

(b)          Neither the execution, delivery or performance of this Agreement by the Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, any provision of any Contract to which Parent or Merger Sub is a party, with such exceptions as would not constitute a Parent Material Adverse Effect.

(c)          Neither Parent nor Merger Sub, nor any of their Affiliates, owns any five percent (5%) or greater equity interest in any Person set forth on Section 5.17(a) of the Parent Disclosure Schedule.

Section 4.5.          Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or its Subsidiaries.

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Section 4.6.          Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub), or any of their properties, rights or assets, for which an adverse result would constitute a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order imposed upon or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub), or any of their properties, rights or assets that constitutes a Parent Material Adverse Effect.

Section 4.7.          Financing.

(a)          Parent and Merger Sub are party to and have accepted an executed commitment letter, dated as of the date hereof, (as the same may be amended, modified or replaced in accordance with Section 5.12(b) hereof, and (together with all exhibits, annexes and schedules thereto, the “Debt Commitment Letter”)) from JPMorgan Chase Bank, N.A., UBS Securities LLC, UBS AG, Stamford Branch, Jefferies Finance LLC and Royal Bank of Canada (as such parties may be supplemented or amended in accordance with Section 5.12(b) hereof, collectively, the “Lenders”), relating to the commitment of the Lenders to provide, subject only to the terms and conditions thereof, the full amount of the debt financing stated therein (the “Debt Financing”).

(b)          Parent and Merger Sub are party to and have accepted executed commitment letters, dated as of the date hereof (together with all exhibits and schedules thereto, the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”), from the Permira Funds and the Spectrum Funds (the “Investors”), relating to the commitment of the Investors, subject only to the terms and conditions thereof, to invest in Parent the full amount of the cash equity financing stated therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). Parent and Merger Sub have delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto (in the case of any such fee letters only, redacted solely for provisions related to fees and other economic terms that are customarily redacted in connection with transactions of this type, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing).

(c)          Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Investors to provide the Financing or any contingencies that would permit the Lenders or the Investors to reduce the total amount of Financing, including any condition or contingency relating to the availability of the Financing pursuant to any “flex” provision. As of the date hereof, assuming the satisfaction in full of the conditions set forth in Sections 6.1 and 6.2, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis all of the terms and conditions to be satisfied by it in the Commitment Letters on or prior to the Closing Date, nor does Parent or Merger Sub have Knowledge that any Lender or any Investor will not perform its obligations thereunder. Other than any fee letter related to the Debt Commitment Letter that has been delivered to the Company pursuant to Section 4.7(a), there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters that could affect the availability of the Financing.

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(d)          Assuming the Financing is funded in accordance with the Commitment Letters, and giving effect to any “flex” provisions in or related to the Debt Commitment Letter (including with respect to fees and original issue discount), the Financing will provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letters, including the payment of the Merger Consideration, any payments in respect of equity compensation obligations to be made in connection with the Merger, payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Merger Amounts”).

(e)          As of the date hereof, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent and Merger Sub and, to the Knowledge of the Parent, all the other parties thereto, and is in full force and effect. Assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 6.2(a) would be satisfied, as of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent or Merger Sub under the terms and conditions of the Commitment Letters, and neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied by Parent or Merger Sub, as applicable, on a timely basis or that the Financing will not be available to Parent on the Closing Date. Parent has paid in full (or caused to be paid) any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay (or cause to be paid) all amounts due on or before the Closing Date. As of the date hereof, the Commitment Letters have not been modified, amended or altered and the commitments under the Commitment Letters have not been withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated.

(f)          In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 4.8.          Share Ownership. As of the date hereof and at all times prior to the time that is immediately prior to the Effective Time, neither Parent nor any of its Affiliates (including Merger Sub) is or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested shareholder” of the Company, as such term is defined in Section 203 of the DGCL, and neither Parent nor any of its Subsidiaries (including Merger Sub) is or will be the beneficial owner of any Shares.

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Section 4.9.          Fee Funding Arrangement. Concurrently with the execution of this Agreement, the Permira Funds and the Spectrum Arrangement Funds have each delivered to the Company a true, complete and correct copy of a duly executed Fee Funding Arrangement. Each Fee Funding Arrangement is in full force and effect, has not been amended, modified, withdrawn or rescinded in any respect, and is the legal, valid, binding and enforceable obligation of the Permira Funds and the Spectrum Arrangement Funds, as applicable. No event has occurred or circumstance exists which, with or without notice, lapse of time or both, could constitute a default or breach on the part of the Permira Funds or the Spectrum Arrangement Funds under the applicable Fee Funding Arrangement.

Section 4.10.         Brokers. No broker, finder, investment banker, financial advisor or other similar Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 4.11.         Solvency.

(a)          Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming (i) the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, and (ii) (A) the representations and warranties of the Company contained in this Agreement (other than those qualified by materiality or “Company Material Adverse Effect”) are true and correct in all material respects and (B) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or “Company Material Adverse Effect” are true and correct in all respects, after giving effect to all of the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Merger Consideration (including the amounts payable pursuant to Sections 2.7 and 2.8) and any other repayment or refinancing of debt that may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent.

(b)          For purposes of this Section 4.11: (i) the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (A) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (B) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (C) such Person does not have unreasonably small capital with which to conduct its business; (ii) “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (iii) the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.

(c)          Prior to the date of this Agreement, the Permira Funds’ previously announced investment of $350 million in Parent was consummated and the Permira Funds are, and will continue to be, the majority shareholder of Parent, owning a majority of the outstanding and issuable equity interests of Parent and with control and authority to direct the actions of Parent, subject to applicable law.

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Section 4.12.         Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 4.13.         No Other Company Representations or Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business and assets of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company has made, and neither Parent nor Merger Sub or any other member of the Parent Group has relied upon, any representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub or any of their Affiliates or other Representatives in connection with the transactions contemplated by this Agreement including the accuracy or completeness or currency thereof other than the representations and warranties contained in Article III (as qualified by the Company Disclosure Schedule and the Company SEC Documents to the extent provided herein). Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule and the Company SEC Documents to the extent provided herein) neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

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ARTICLE V

Covenants

Section 5.1.          Conduct of Business by the Company Pending the Merger.

(a)          From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve its business organization intact and maintain relations with key customers, suppliers and other third parties with whom the Company and its Subsidiaries have significant business relationships; provided, that no action by the Company or its Subsidiaries that is restricted by Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such provision of Section 5.1(b).

(b)          Without limiting the generality of the foregoing, from and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent may be withheld or given in Parent’s sole discretion except in the case of subsections (v), (vi), (vii), (viii), (x), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix) and (xx) with respect to which Parent shall not unreasonably withhold, delay or condition its prior written consent), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)          (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for dividends or distributions by a Subsidiary of the Company to the Company or to another Subsidiary of the Company or (B) enter into any voting agreements, voting trusts, or stockholders agreements with respect to the voting of, or providing for registration rights with respect to, the capital stock or other equity interests of the Company or any of its Subsidiaries (other than proxies with respect to voting at meetings of the Company’s stockholders);

(ii)         other than in the case of Subsidiaries, split, combine, subdivide, adjust, amend the terms of or reclassify any of its capital stock or equity interests;

(iii)        issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive any shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (A) in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date hereof, including with respect to the satisfaction of Tax withholding and, with respect to Company Stock Options, the payment of the exercise price and (B) the grant of any Liens to secure obligations of the Company or any of its Subsidiaries in respect of any indebtedness permitted under clause (viii) below;

(iv)        amend or otherwise change the certificate of incorporation or bylaws of the Company or amend or otherwise change in any material respect other similar organizational documents of any of its Subsidiaries;

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(v)         other than in the ordinary course of business consistent with past practice or pursuant to transactions that would be permissible under clause (vii) below or in transactions among wholly owned Subsidiaries of the Company (by merger, consolidation, purchase of stock or assets or otherwise), (A) acquire any entity, business or assets that constitute a business or division of any Person or (B) make any investments in or loans or capital contributions to any other Person (other than the Company or any of its Subsidiaries), for an amount in excess of $5 million in the aggregate with respect to both (A) and (B) combined;

(vi)        make or commit to make any capital expenditures that exceed $1 million in the aggregate, other than capital expenditures (A) that do not exceed any budgeted capital expenditure amount set forth in Section 5.1(b)(vi)(A) of the Company Disclosure Schedule (a “Budgeted Amount”) (provided that in the event the Effective Time has not occurred prior to January 1, 2019, the Company may establish and/or update any such Budgeted Amount for any subsequent period, including through the fiscal year ending December 31, 2019, and make or commit to make capital expenditures in accordance with such budget so long as such amounts are no greater than 125% in the aggregate of the Budgeted Amount) or (B) in the ordinary course of business;

(vii)       other than in the ordinary course of business consistent with past practice or in transactions among wholly owned Subsidiaries of the Company, sell, lease, license, encumber (other than Liens securing indebtedness permitted under clause (viii) below or Permitted Liens), allow the expiration or lapse of (with respect to Registered IP) or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any entity, business, property or assets for a purchase price or (if not purchase price is received) with a book or fair market value in excess of $1 million individually or $3 million in the aggregate;

(viii)      create, incur, assume, or otherwise be liable with respect to any material indebtedness for borrowed money, other than (A) indebtedness solely among the Company and its Subsidiaries or among its Subsidiaries, (B) pursuant to Contracts in effect on the date of this Agreement, (C) to finance acquisitions or investments permitted under clause (v) above or (D) under short-term debt or overdraft facilities in an amount not to exceed $1 million in the aggregate, in each case as refinanced, replaced, amended or renewed on substantially similar terms from time to time; provided, however, that any indebtedness incurred in accordance with this Section 5.1(b)(viii) shall be repayable at Closing without penalty;

(ix)         issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person (other than the Company or any of its Subsidiaries), enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing;

(x)          other than in the ordinary course of business, enter into, renew (other than any automatic renewal) or extend, materially amend, or terminate, or materially waive any material right under, any Material Contract, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Material Contract, other than entering into any Contract solely to the extent effecting a capital expenditure acquisition, disposition or other transaction permitted by this Section 5.1(b);

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(xi)         merge, combine or consolidate the Company or any of its Subsidiaries with and into any other Person, other than, in the case of any Subsidiary of the Company, to effect any acquisition permitted by clause (v) or any disposition permitted by clause (vii) and other than transactions among Subsidiaries of the Company;

(xii)        adopt or enter into a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization (other than the merger or the dissolution of a dormant Subsidiary);

(xiii)       other than Transaction Litigation, which is addressed in Section 5.14, waive, settle or compromise or agree to settle any pending or threatened Action against the Company or any of its Subsidiaries (excluding any audit, claim or other proceeding or Action in respect of Taxes, which shall be governed exclusively by clause (xvii)), other than waivers, settlements or agreements (A) for an amount not in excess of $2 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company and its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, the Company and any of its Subsidiaries;

(xiv)      except as required by any Company Benefit Plan, (A) increase the compensation of any director, employee or independent contractor of the Company or any of its Subsidiaries, except for increases in base salary or fees for employees and independent contractors in the ordinary course of business in accordance with past practice, with such increases to in no event exceed (x) 5% in the aggregate with respect to each functional unit or division, (y) for any individual employee or independent contractor, 15% of such individual’s (other than an Executive Officer (as defined in Section 2.8 of the Company Disclosure Schedule)) then current base salary or fees, and (z) 3% of any Executive Officer’s annual base salary, (B) adopt any new employee benefit plan or arrangement or amend, modify or terminate or alter the prior interpretation of any existing Company Benefit Plan (including, without limitation, adopting, amending or modifying any bonus, incentive or commission plans relating to performance or sales periods that begin on or after the date hereof), in each case, other than (1) as would not materially increase the cost to the Company or its Subsidiaries (except with respect to bonus, incentive or commission plans relating to performance or sales period that begin on or after the date hereof) or (2) agreements that are entered into in the ordinary course of business with newly hired employees that do not provide for severance benefits (it being understood that such newly hired employees shall be eligible to participate in the Company Severance Policy), (C) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under any Company Benefit Plan, (D) grant any additional rights to or make any payments with respect to cash-based or equity-based long-term incentive, change in control, severance or termination pay to any Employee (in each case, except for payments required under existing Company Benefit Plans in the ordinary course of business or as otherwise required by law) or (E) enter into any collective bargaining agreements or any other similar agreement with any labor union;

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(xv)       hire any officers or Employees with total target annual cash compensation (which includes base salary, 25% of annual bonus and the value of employee benefits) in excess of $250,000, or terminate the services of any officers or Employees with total target annual cash compensation (which includes base salary, 25% of annual bonus and the value of employee benefits) in excess of $250,000 or take any action that would reasonably be expected to result in such officer or other Employee having the right to terminate for “good reason” or any term of similar meaning pursuant to any agreement or arrangement with the Company or any of its Subsidiaries;

(xvi)      make any change in financial accounting methods, principles, policies or practices of the Company or any of its Subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof), the Company’s outside auditors, or applicable Law;

(xvii)     (A) change or revoke any material election with respect to Taxes, (B) change any annual Tax accounting period or change (or, except in the ordinary course of business, adopt) any material method of Tax accounting, (C) materially amend any material Tax Return, (D) surrender any right to claim a material Tax refund, or (E) agree or settle any material claim or assessment in respect of Taxes;

(xviii)    enter into any new line of business outside of the Company’s and its Subsidiaries’ existing businesses on the date of this Agreement;

(xix)       enter into or amend in any manner any Contract with any executive officer or director of the Company covered under Item 404 of Regulation S-K under the Securities Act or (B) make any payment to any Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to Contracts or Company Benefit Plans made available to Parent or as expressly permitted pursuant to Section 5.1(b)(xiv));

(xx)        except as otherwise provided in Section 5.10, unless replaced with a policy with comparable coverage, terminate or fail to exercise renewal rights with respect to any material insurance policy;

(xxi)       agree to take or make any commitment to take, or adopt any resolutions of the Company Board authorizing, any action prohibited by this Section 5.1.

(c)          Notwithstanding anything to the contrary set forth in this Agreement (including Section 8.6), if the Company desires to take an action that would be prohibited pursuant to Section 5.1(a) or Section 5.1(b) without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to all of the individuals listed on Section 5.1(c) of the Company Disclosure Schedule, and Parent shall, and shall cause such individual to, respond promptly (which response may, for the avoidance of doubt, be a reasonable request for clarification or additional information) by e-mail (or other writing) to such request. If Parent fails to cause such individual to respond to such request in writing indicating Parent’s consent or refusal to consent by the third (3rd) Business Day after delivery of such request (or, if later, provision of such reasonably requested clarification or additional information) pursuant to this Section 5.1(c), then Parent shall be deemed for all purposes hereunder to have consented in writing to the taking of (and the Company shall be permitted to take) such action.

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(d)          Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2.          Acquisition Proposals.

(a)          Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the November 8, 2018 (the “No-Shop Period Start Date”), the Company, its Subsidiaries and its and their respective directors, officers, employees, other Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiries with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in and otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iii) cooperate with, assist, participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including by granting a waiver, amendment or release under any pre-existing confidentiality, “standstill” or similar provision and (iv) provide non-public information to any Person relating to the Company or any of its Subsidiaries with respect to an Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) make available to Parent and Merger Sub any material nonpublic information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Merger Sub.

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(b)          Except as permitted by this Section 5.2, including the last sentence of this Section 5.2(b), the Company shall, and the Company shall use its reasonable best efforts to cause its Representatives, its Subsidiaries and each of their respective Representatives to, from and after the No-Shop Period Start Date: (i) not, directly or indirectly, (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to ascertain facts from the Person making such Acquisition Proposal for the sole purpose of informing itself about such Acquisition Proposal and the Person that made it and to refer the inquiring Person to this Section 5.2), (C) provide (including through access to any data room) any non-public information to any Person relating to the Company or any of its Subsidiaries with respect to an Acquisition Proposal or that the Company reasonably expects would be used for the purposes of formulating an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”), (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, or (F) resolve or agree to do any of the foregoing; and (ii) immediately cease and cause to be terminated all discussions, negotiations, solicitation or encouragement with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date hereof. Promptly (and in any event within forty-eight (48) hours) after the No-Shop Period Start Date, except as it may relate to any Excluded Party, the Company shall terminate or cause to be terminated access to any data room or other access to the data of the Company, in each case relating to or in connection with, any potential Acquisition Proposal and shall instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Representatives of such Person by or on behalf of the Company. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.2(a) with respect to any Excluded Party and its Representatives, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date; provided, that, from and after the commencement of the No-Shop Period Start Date, the Company complies with the provisions of Sections 5.2(c), (d) and (g) with respect to such activities.

(c)          Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time following the No-Shop Period Start Date and prior to the time the Stockholder Approval is obtained, if (i) the Company receives a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Section 5.2 and (iii) the Company Board determines in good faith after consultation with the Company’s financial advisor and outside legal counsel that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) provide information to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an Acceptable Confidentiality Agreement, and (B) engage or participate in any discussions or negotiations with such Person or group of Persons and its Representatives; provided, that (x) the Company shall promptly (and in any event within forty-eight (48) hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Merger Sub and (y) the Company shall give Parent written notice of such determination promptly (and in any event within forty-eight (48) hours) after the Company Board makes such determination. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.2(c), including any public announcement that the Company or the Company Board has made any determination required under this Section 5.2(c) to take or engage in any such actions, shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4.

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(d)          Except as set forth in Section 5.2(e) or in Section 5.2(f), the Company Board shall not (i) publicly withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify), in each case in a manner adverse to Parent, the Company Recommendation or any other approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (iii) fail to include the Company Recommendation in the Proxy Statement, (iv) publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (v) following the initial public announcement of any Acquisition Proposal (other than by the commencement of a tender offer or exchange offer), fail to issue a public press release within ten (10) Business Days of such public announcement that the Company Board recommends rejection of such Acquisition Proposal and reaffirms the Company Recommendation, (vi) following the initial public announcement of any Acquisition Proposal that is structured as a tender offer or exchange offer by a third party for equity securities of the Company, fail to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of commencement of such tender offer or exchange offer or (vii) publicly announce its intention, authorize or resolve to take, or that it will fail to take, as applicable, any such foregoing actions (any of the foregoing, a “Change of Recommendation”).

(e)          Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (x) if the Company Board determines that an Intervening Event has occurred and that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law or (y) if the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Agreement and that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal (after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been proposed to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.2(e) to which Parent has irrevocably committed), then the Company Board may effect a Change of Recommendation and/or, in response to a Superior Proposal, terminate this Agreement pursuant to Section 7.3(a) in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal; provided, that, in the case of either clause (x) or (y):

(i)          the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the “Notice Period”), that it intends to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a), which notice shall specify the basis for the Change of Recommendation and/or termination and, in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal and the material terms thereof and a copy of any proposed Alternative Acquisition Agreement and any related financing commitments (which may be redacted for provisions related to fees and other economic “flex” terms that are customarily redacted in connection with transactions of such type); and

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(ii)         the Company’s Representatives shall have been available to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during the Notice Period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a).

provided, further, that the actions of the Company or the Company Board in making any of the foregoing determinations and the Company’s authorizing and providing of any such notice pursuant to this section shall not in and of itself constitute a Change of Recommendation for any purpose hereunder or the termination of this Agreement, so long as the Company Board does not determine finally to make a Change of Recommendation or terminate the Agreement.

(f)          Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, failure to make such disclosure could reasonably be likely to be inconsistent with its fiduciary duties under applicable Law, (ii) complying with its disclosure obligations under applicable Law or NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), or (iii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company). The Company shall in no event be deemed to violate this Section 5.2 as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.2.

(g)          The Company shall:

(i)          promptly (and, in any event, within forty-eight (48) hours), notify Parent, in writing, if, from and after the date hereof until the No-Shop Period Start Date, any offer constituting an Acquisition Proposal is received by the Company or any of its Representatives, indicating (except to the extent prohibited by applicable Law or Contract) the identity of the Person or group of Persons making such Acquisition Proposal and a description of the material terms and conditions of any such Acquisition Proposal, including copies of any proposed Alternative Acquisition Agreements constituting such an Acquisition Proposal and any related financing commitments (which may be redacted for provisions related to fees and other economic “flex” terms that are customarily redacted in connection with transactions of such type), and thereafter shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal (including any material changes, modifications or amendments thereto); and

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(ii)         promptly (and, in any event, within forty-eight (48) hours), notify Parent, in writing, if, from and after the No-Shop Period Start Date, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, is received by the Company or any of its Representatives, indicating (except to the extent prohibited by applicable Law or Contract) the identity of the Person or group of Persons making such Acquisition Proposal and a description of the material terms and conditions of any such inquiry, expression of interest, proposal, offer or request for information or Acquisition Proposal, including copies of any proposed Alternative Acquisition Agreements and any related financing commitments (which may be redacted for provisions related to fees and other economic “flex” terms that are customarily redacted in connection with transactions of such type), and thereafter shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal (including any material changes, modifications or amendments thereto).

(h)          Notwithstanding anything to the contrary contained in this Agreement, from and after the No-Shop Period Start Date, the Company shall be permitted to terminate, waive, amend or release any provision of any confidentiality, “standstill” or similar obligation of any Person if the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action could reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law.

Section 5.3.          Proxy Statement.

(a)          As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings. Subject to Section 5.2, the Proxy Statement shall include the Company Recommendation; provided, that if the Company Board shall have effected a Change of Recommendation in accordance with Section 5.2, then in submitting this Agreement to the Company’s stockholders, the Company Board may submit this Agreement to the Company’s stockholders without the Company Recommendation, in which event the Company Board may communicate the basis for its lack of recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto. Parent agrees to provide or cause to be provided all information with respect to itself, its Affiliates and their respective Representatives as may be reasonably requested by the Company for inclusion in the Proxy Statement and any such other filings.

(b)          Each party shall as promptly as reasonably practicable notify the other parties of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as promptly as reasonably practicable provide to the other party copies of all written correspondence with the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and to make any amendments or filings as may be necessary in connection therewith. The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

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(c)          Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2) provide Parent with an opportunity to review and comment on (which comments shall be made promptly) such document or response and shall consider in good faith including in such document or response comments reasonably proposed by Parent.

Section 5.4.          Stockholders Meeting. The Company shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all actions necessary to duly call, establish a record date for, give notice of and hold a meeting of the holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, that the Company may postpone or adjourn to a later date the Stockholders Meeting (i) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith is required to be filed and disseminated under applicable Law, (iii) if there are insufficient Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting, (iv) if the Company has not received proxies representing a sufficient number of shares of Common Stock to adopt this Agreement, or (v) if required by applicable Law or if, in the good faith judgment of the Company Board (after consultation with legal counsel), the failure to do so would be a violation of its fiduciary obligations under applicable Law; provided, further, that in no event shall the Company be required to hold the Stockholders Meeting prior to the fifth (5th) Business Day following the later of (A) the No-Shop Period Start Date and (B) the first date as of which no Person qualifies as an Excluded Party.

Section 5.5.          Reasonable Best Efforts; Filings; Other Actions.

(a)          Subject to the terms and conditions set forth in this Agreement, the Company, Parent, and Merger Sub shall promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing and, in the case of Parent, to cause the Parent Entities, to cooperate as necessary or appropriate with the other parties and to do, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, but in any event before to the Termination Date, including to (i) use their respective reasonable best efforts to obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent, or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to this Agreement and the Merger under (A) any applicable federal or state securities Law, (B) the HSR Act and any other applicable Regulatory Law and (C) any other applicable Law, (iii) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby, (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and, (v) subject to the proviso to Section 5.6(a), provide reasonable and customary cooperation with Parent regarding planning for integration of the Company and Parent following Closing, to include post-Closing budget, restructuring and similar planning; provided, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract. Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Merger Sub to obtain the Financing or any other financing for the transactions contemplated hereby shall be governed exclusively by Sections 5.12 and 5.13, and not this Section 5.5.

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(b)          In furtherance and not in limitation of the other provisions of this Section 5.5, Parent and the Company each agrees to make, or cause to be made (including, to the extent required, in the case of Parent, to cause the Ultimate Parent Entity of Parent to make), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event within fifteen (15) Business Days) after the date hereof this Agreement (unless a later date is mutually agreed between the parties hereto) and each party hereto agrees (i) to respond, or cause to be responded to (including, to the extent required, in the case of Parent, to cause any of the Parent Entities to respond), as promptly as reasonably practicable any inquiries or request for additional information and material from a Governmental Entity pursuant to the HSR Act or any other Regulatory Law, and (ii) to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as possible after the date of this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall (in the case of Parent, cause the Parent Entities to) request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and no party shall (in the case of Parent, shall cause the Parent Entities not to) agree to extend any waiting period under any Regulatory Law applicable to or commit not to consummate any of the transactions contemplated by this Agreement without the prior written consent of all other parties (such consent not to be unreasonably withheld, conditioned or delayed).

(c)          In furtherance and not in limitation of the other provisions of this Section 5.5, but subject to the final sentence of this paragraph limiting Parent’s obligation to agree to the remedies specified in such sentence, Parent shall, and shall cause each of the Parent Entities to, use their respective reasonable best efforts to do all things necessary, proper, or advisable to consummate and make effective, as soon as practicable, but in any event before the Termination Date, the Merger. Notwithstanding anything herein to the contrary, nothing in this Section 5.5 shall require Parent or any of the Parent Entities or any of their respective Subsidiaries or Affiliates to, and the Company shall not, without the prior written consent of Parent, take or commit to take any action, including by consent decree, hold separate order or otherwise, that would require the sale, divestiture, disposition or license of, or limit in any respect Parent’s, the Parent Entities’ (including the Surviving Corporation) or any of their respective Subsidiaries’ or Affiliates’ freedom of action with respect to, or their ability to operate or retain, one or more businesses, product lines, rights, services, licenses or assets of Parent, the Parent Entities (including the Surviving Corporation) or any of their respective Subsidiaries or Affiliates, or the Company or any of its Subsidiaries, other than any such actions that, individually or in the aggregate, are of a de minimis nature.

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(d)          In furtherance and not in limitation of this Section 5.5, each of the Company, Parent, and Merger Sub shall, and, in the case of Parent, cause the Parent Entities to (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in each case with respect to this Agreement or regarding the transactions and other agreements contemplated hereby, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith the comments of the other parties; (ii) subject to any restrictions under any Regulatory Law, promptly notify each other of any material communication received by such party from, or given by such party to, any Governmental Entity with respect to this Agreement or regarding the transactions and other agreements contemplated hereby and promptly provide copies to the other party or any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case with respect to this Agreement or regarding the transactions and other agreements contemplated by this Agreement, (iii) give the other parties a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other, any proposed material communication that it gives to any Governmental Entity or other Person in each case with respect to this Agreement or regarding the transactions and other agreements contemplated by this Agreement; (iv) unless required by applicable Law, not agree to participate in any material meeting, telephone call, or conference with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to this Agreement or the transactions and other agreements contemplated hereby unless it consults with the other parties in reasonable advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, (v) subject to any restrictions under any Regulatory Law, promptly furnish the other parties with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement or the transactions and other agreements contemplated hereby (excluding any documents and communications which are subject to the attorney-client privilege or other privilege or trade secret protection or the work product doctrine), and (vi) promptly furnish the other parties with such necessary information and reasonable assistance as such other parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity in connection with this Agreement or the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law; provided, that the materials required to be provided pursuant to the foregoing clauses of this paragraph may be redacted (A) to remove references concerning the valuation of the Company; (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that outside counsel for any party may, as it deems advisable and necessary, reasonably designate materials provided under this Section 5.5(d) as “Outside Antitrust Counsel Only Material.”

(e)          Neither Parent nor Merger Sub shall, and Parent shall, to the extent applicable, cause each of the Parent Entities not to, consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby, including the Merger, or withdraw its notification and report form pursuant to the HSR Act or any registrations, applications, declarations, reports, submissions or other filings made pursuant to any other Regulatory Law unless the Company has given its prior written consent to such extension or delay or withdrawal (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 5.6.          Access and Reports.

(a)          Subject to applicable Law, from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable request, the Company shall, and shall cause its Subsidiaries to, afford to Parent, Merger Sub and/or their respective Representatives reasonable access, during normal business hours, to its officers, key employees, properties, offices and other facilities, books, Contracts and records; provided, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any inspection or any information that would violate any of its obligations with respect to confidentiality, (B) any information to the disclosure of which would result in the loss of attorney-client privilege, accountant-client privilege or other similar privilege applicable to such documents or information, trade secret protection or the protection afforded under the work product doctrine, (C) any information that in the reasonable opinion of the Company would violate any applicable Law or result in a breach of a Contract to which the Company or any of its Subsidiaries are bound or (D) any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement; provided, that in the event the restrictions of the foregoing clauses (i)(A) and (B) apply, the Company shall provide Parent (or alternatively one or more of the Parent Entities) with a reasonable description of the general nature of the information not provided and the Company shall, at Parent’s request, reasonably cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent (or alternatively one or more of the Parent Entities) to evaluate any such information, in each case without resulting in any such violation or loss, and (ii) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access. Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate as contemplated by the Clean Team NDA or the JDA competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions (including provision of materials to one or more of the Parent Entities or Representatives thereof other than Parent or Merger Sub), and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties.

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(b)          Each of Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub or their respective Representatives, financing sources or Affiliates in connection with the transactions contemplated by this Agreement in accordance with (i) the Mutual Nondisclosure Agreement, dated August 10, 2018, among the Company, Parent, Permira Advisers LLC and Spectrum Equity (the “Mutual NDA”), (ii) the Clean Team Confidentiality Agreement, dated August 14, 2018 (the “Clean Team NDA”), among the Company, Parent, Permira Advisers LLC and Spectrum Equity, and (iii) the Joint Defense, Common Interest and Confidentiality Agreement, dated August 23, 2018 (the “JDA”), among Permira Advisers LLC, the Company, Fried, Frank, Harris, Shriver & Jacobson LLP, Wachtell, Lipton, Rosen & Katz, Spectrum Equity, Parent, and Wilson Sonsini Goodrich & Rosati (together with the Mutual NDA and the Clean Team NDA, the “Confidentiality Agreements”) as if all such documents and information were Evaluation Material (as defined in the Mutual NDA), which Confidentiality Agreements shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were direct parties thereto.

(c)          The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any Actions commenced against such party or any of its Affiliates or Representatives in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”), (ii) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (iii) any written notice or other communication from any Governmental Entity or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.7.          Publicity; Communications. The initial press release regarding the Merger shall be a joint press release agreed to by the Company and Parent. Thereafter (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2) each party shall consult with the other parties, and give each other the opportunity to review and comment, prior to issuing any press releases or otherwise making public announcements or filings with respect to the Merger or any of the other transactions contemplated by this Agreement, except, in the case of either the Company or Parent, with respect to communications to employees in the ordinary course of business or as may be required by Law or by the applicable rules of any stock exchange (in which case, such party shall, to the extent practicable, use commercially reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing).

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Section 5.8.          Employee Benefits.

(a)          For a period beginning on the Closing Date and ending on December 31 of the year during which the Closing Date occurs (the “Continuation Period”), Parent shall, or shall cause its applicable Subsidiary to, provide each employee of the Company and its Subsidiaries who continues in employment with Parent, the Surviving Corporation or their Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) (while they are employed by Parent, the Surviving Corporation or their Subsidiaries) with (i) a base salary or regular hourly wage (whichever is applicable) and annual cash incentive compensation opportunity that is substantially comparable, in the aggregate, to the base salary or regular hourly wage (whichever is applicable) and annual cash incentive compensation opportunity for the applicable Continuing Employee as of immediately prior to the Effective Time and (ii) other compensation and employee benefits (excluding equity based compensation) that are no less favorable in the aggregate than the other compensation and employee benefits (excluding equity based compensation) provided or available to similarly situated employees of Parent; provided, that until such time as Parent or the Surviving Corporation shall cause Continuing Employees to participate in a benefit plan sponsored or maintained by Parent or any of its Subsidiaries (each a “New Plan”), a Continuing Employee’s continued participation in the applicable Company Benefit Plan shall be deemed to satisfy the foregoing provisions of this clause (ii) (it being understood that participation in the applicable New Plans may commence at different times with respect to each Company Benefit Plan). Effective as of the Effective Time, the Surviving Corporation hereby expressly assumes the Company Benefit Plans and agrees to perform the obligations of the Company thereunder in accordance with the terms and conditions thereof.

(b)          Without limiting the generality of the foregoing, during the twelve month period immediately following the Closing Date, the Surviving Corporation shall provide each Continuing Employee whose employment is terminated by Parent or one of its Subsidiaries with severance in amounts and on terms and conditions that are no less favorable than the severance benefits and protections provided to each such Continuing Employee as set forth in Section 5.8(b) of the Company Disclosure Schedule (the “Company Severance Policy”).

(c)          Parent shall cause any employee benefit plans of Parent and its Subsidiaries in which the Continuing Employees are entitled to participate during the Continuation Period to take into account for purposes of eligibility and vesting and, solely with respect to severance, vacation, and paid time off policies, benefit accruals (except to the extent it would result in a duplication of benefits or was not recognized by the Company or its Subsidiaries prior to the Effective Time), service prior to the Effective Time by such employees to the Company and its Subsidiaries (and any predecessors to the extent recognized by the Company and its Subsidiaries prior to the Effective Time) as if such service were with Parent or its Subsidiaries.

(d)          With respect to any benefit plan sponsored or maintained by Parent or any of its Subsidiaries in which Continuing Employees participate during the Continuation Period, Parent shall use commercially reasonable efforts to cause the Surviving Corporation and its Subsidiaries to, (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee to the same extent waived under the analogous Company Benefit Plan prior to the Closing Date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs (or such plan year in which a Continuing Employee commences participation in any new plan of the Surviving Corporation and its Subsidiaries) under analogous Company Benefit Plans.

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(e)          The Company shall take, or shall cause to be taken, all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Benefit Plan sponsored or maintained by the Company or any of its Subsidiaries that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (each, a “401(k) Plan”), unless Parent, in its sole and absolute discretion, provides the Company or such Subsidiary with written notice of its election that any such 401(k) Plan should not be terminated (an “Election Notice”) at least three (3) Business Days prior to the Closing Date. Unless Parent provides an Election Notice to the Company, the Company shall deliver to Parent, on or prior to the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate each 401(k) Plan, effective no later than the day immediately preceding the Closing Date. In the event that the 401(k) Plan is terminated, Continuing Employees shall be eligible to participate, effective as of the first day of the first month beginning after the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”). The parties shall take any and all actions as may be required, including amendments to the 401(k) Plan and Parent 401(k) Plan, to permit the Continuing Employees who are actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(f)          The parties to this Agreement agree that, with respect to any matter addressed by this Section 5.8, the Company shall not be permitted to send any written notice or any other communications or written materials to any group of employees, officers, directors or consultants of the Company or any of its Subsidiaries without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(g)           Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or their Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan in accordance with its terms after the Closing Date. Without limiting Section 8.9, this Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 5.8 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.9.          Expenses; Transfer Taxes.

(a)          Except as otherwise provided in this Agreement or the Fee Funding Arrangements, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that all filing fees under the HSR Act in connection with the transactions contemplated by this Agreement shall be borne by Parent.

(b)          Except as otherwise provided in Section 2.7(b)(ii), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by the Surviving Corporation.

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Section 5.10.         Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former (or future, but prior to the Effective Time) director, officer and employee of the Company or any Subsidiary, including any employee who serves as a fiduciary of a Company Benefit Plan (collectively, together with such person’s heirs, executors or administrators, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened Action or investigation, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the Effective Time (including in connection with such Indemnified Parties’ service as a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries or services performed by such persons at the request of or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement (including as to any act or omission occurring or alleged to have occurred in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any Indemnified Party. Without limiting the foregoing, Parent, for a period of six (6) years from and after the Effective Time, shall cause the Charter and the Bylaws to contain provisions no less favorable to the Indemnified Parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party. In addition, from and after the Effective Time, each of Parent and the Surviving Corporation shall advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party promptly (and in any event within ten (10) days) after receipt by Parent of a request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.10(a), upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify the Surviving Corporation thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 5.10(a). For the avoidance of doubt, in the event of any matter in respect of which indemnification is sought pursuant to this Agreement, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such matter.

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(b)          Prior to the Effective Time, the Company shall obtain and fully pre-pay the premium for (and, following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain with reputable and financially sound carriers) the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date hereof. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable insurance as the D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (A) in no event shall the Company or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.10(b) an annual premium amount in excess of 300% of the aggregate of the annual premiums paid by the Company as of immediately prior to the Effective Time for such insurance, and (B) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.

(c)          If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations set forth in this Section 5.10.

(d)          The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)          The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, under any applicable Contracts or Laws or otherwise. All rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party (whether asserted or claimed prior to, at, or after the Effective Time) as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries or any Contract or otherwise between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect (and shall be so maintained) and such rights shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

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(f)          Notwithstanding anything herein to the contrary, if any actual or threatened Action or investigation (whether arising before, at or after the Effective Time) is made against such any such Indemnified Parties with respect to matters subject to indemnification hereunder, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action or investigation (including continuing in effect until the final disposition of any Action arising out of any such investigation).

Section 5.11.         Section 16 Matters. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12.         Financing.

(a)          Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Financing on or prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Commitment Letters as promptly as possible but in any event prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letters and (ii) satisfying (or obtaining a waiver of) on a timely basis all conditions applicable to Parent and Merger Sub in the Commitment Letters (including consummating the Refinancing (as defined in the Debt Commitment Letter)) and complying with their obligations thereunder. In the event that all conditions contained in the Commitment Letters (other than (x) with respect to the Debt Financing, the availability of the Equity Financing, (y) with respect to the Equity Financing, the availability of the Debt Financing and (z) other conditions that by their nature are to be satisfied at the Closing) have been satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders and Investors to fund the Financing in an amount no less than the Merger Amounts (including by seeking to enforce their rights under the Commitment Letters, in the event of any breach by the other parties thereto). To the extent necessary to consummate the Closing, Parent will use the proceeds of the Financing otherwise earmarked for post-Closing obligations and/or cash made available by the Company to satisfy Merger Amounts required to be satisfied on the Closing Date. Each of Parent and Merger Sub shall comply with its respective obligations under the Commitment Letters in a timely and diligent manner.

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(b)          Parent shall not, and shall not permit Merger Sub to, without the prior written consent of the Company: (i) permit (x) any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters or (y) the replacement of the Second Lien Facility by any Alternate Junior Financing (each as defined in the Debt Commitment Letter) as contemplated by the Debt Commitment Letter, if such amendment, modification, waiver or replacement (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the amount of the Financing, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) could otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement; or (ii) terminate a Commitment Letter. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the Parent may amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement. Parent and Merger Sub shall promptly deliver to the Company copies of any amendment, modification, waiver or replacement of a Commitment Letter and the documentation related to any Alternate Junior Financing (as defined in the Debt Commitment Letter).

(c)          In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent and Merger Sub will (i) use reasonable best efforts to obtain alternative debt financing (in an amount no less than, when taken together with the available portion of the Financing, the Merger Amounts) from the same or other sources on terms and conditions that substantially equivalent or more favorable to Parent and its Subsidiaries than the terms and conditions contemplated in the Debt Commitment Letter and which do not include any terms or conditions to the consummation of such alternative debt financing that would reasonably be expected to make the funding of such alternative debt financing less likely to occur than the conditions set forth in the Debt Commitment Letter and (ii) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the term “Debt Commitment Letter” and “Debt Financing” shall be deemed to include any commitment letter (or similar agreement) (and the financing contemplated thereby) with respect to any alternative or replacement financing arranged in compliance herewith including any Alternate Junior Financing (as defined in the Debt Commitment Letter) (and any Debt Commitment Letter remaining in effect at the time in question). Parent and Merger Sub shall provide the Company with reasonably prompt notice (which may be oral or in writing) of any material breach or material default by any party to the Debt Commitment Letter of which Parent or Merger Sub obtain Knowledge and the receipt of any written notice or other written communication from any Lender with respect to any breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive agreement with respect thereto of any provision thereof. At the request of the Company, Parent and Merger Sub shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 5.12 shall not relieve Parent and Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

Section 5.13.         Financing Cooperation.

(a)          Prior to the Closing, the Company shall provide and shall use its reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by Parent necessary and customary for the arrangement of the Debt Financing in connection with the transactions contemplated by the Merger Agreement (including the Merger), including by:

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(i)          participating in (and use of reasonable best efforts to cause members of senior management of the Company and its representatives and advisors to participate in) a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies at reasonable times and with reasonable advance notice;

(ii)         use of reasonable best efforts to assist with the timely preparation of materials for rating agency presentations, bank syndication materials and bank information memoranda for any portion of the Debt Financing (and furnish customary authorization letters in connection therewith (containing customary representations with respect to the presence or absence of material non-public information about the Company and the accuracy of the information provided by, or with respect to, the Company), executed on behalf of the Company);

(iii)        use of reasonable best efforts to assist with the preparation of, and execution and delivery as of, and subject to the occurrence of, the Closing, any credit agreements (or amendments thereto), guarantees, pledge and security documents, that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including provision of original copies of all certificated securities with transfer powers executed in blank) (including providing copies thereof prior to Closing), other definitive financing documents (including information necessary for the completion of schedules thereto), or other similar documents, in each case, as may be reasonably requested by Parent;

(iv)        furnishing to Parent Compliant Required Information within the time periods contemplated by the Debt Commitment Letter (it being understood that if any such Required Information fails to be Compliant for any reason, the Company can deliver updated Compliant Required Information to Parent until ten (10) Business Days prior to the Termination Date) and using reasonable best efforts to furnish such other information as Parent may reasonably request in connection with the Debt Financing, and, upon request, identifying any such information, if any, as is suitable for distribution to “public side” lenders;

(v)         use of reasonable best efforts to assist Parent in the preparation of customary pro forma financial statements as required by paragraph 8 of Exhibit D to the Debt Commitment Letter; provided that Parent and Merger Sub shall be responsible for the preparation of such pro forma financial statements and pro forma adjustments giving effect to the Merger and the other transactions contemplated herein;

(vi)        use of reasonable best efforts to assist Parent in procuring public corporate ratings and corporate family ratings and public ratings of the facilities contemplated by the Debt Financing from Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc.;

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(vii)       use of reasonable best efforts to furnish to Parent documents (including customary payoff letters) reasonably required by Parent or its financing sources relating to the repayment of any existing indebtedness (if any) of the Company and its Subsidiaries, and the release of guarantees incurred, and liens granted, by the Company and its Subsidiaries to secure any such other existing indebtedness of the Company or its Affiliates, on the Closing Date, as reasonably requested by Parent to assist Parent in the arrangement of the Debt Financing (provided that the Company and its Subsidiaries shall not be required to make any payment in connection with the foregoing);

(viii)      furnishing to Parent, at least three (3) Business Days prior to the Closing Date, all documentation and information as is reasonably requested in writing by the Lenders at least ten days prior to the Closing Date about the Company and its Subsidiaries that the Lead Arrangers (as defined in the Debt Commitment Letter) reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (as defined in the Debt Commitment Letter);

(ix)         using reasonable best efforts to obtain consents, approvals and authorizations reasonably requested by Parent in connection with the Debt Financing; and

(x)          use reasonable best efforts to take all actions reasonably requested by Parent to satisfy the conditions to the consummation of the Debt Financing set forth in the Debt Commitment Letter, to the extent satisfaction thereof requires the cooperation, and is within the control, of the Company and its Subsidiaries;

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it being understood that the Company shall have satisfied its obligations set forth in clauses (ii), (iii), (v), (vi), (vii), (ix), and (x) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. The foregoing notwithstanding, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.13 that (A) would require the Company, its Subsidiaries or any Persons who are directors of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (other than (i) using reasonable best efforts to deliver the customary authorization letters referred to in clause (ii) of this Section 5.13(a) or (ii) those effective as of the Closing), (B) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing, (D) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries; provided, that in the event the restrictions of the foregoing clause (ii)(E) apply, the Company shall provide Parent with a reasonable description of the information not provided and the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable to evaluate any such information, in each case without resulting in any such violation, (F) require the Company or any of its Subsidiaries to enter into any instrument or agreement that is effective prior to the Effective Time or that would be effective if the Closing does not occur (other than using reasonable best efforts to deliver the customary authorization letters referred to in clause (ii) of this Section 5.13(a)) or (G) in respect of its obligations set forth in clauses (i), (ii), (iii), (v), (vi), (vii), (ix), and (x) above, would unreasonably and materially interfere with the ongoing operations of the Company and its Subsidiaries. Nothing contained in this Section 5.13 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 5.13 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.13 and any information used in connection therewith (other than (x) as a result of the gross negligence or willful misconduct of such indemnitee or (y) information provided in writing by the Company or its Subsidiaries specifically in connection with its obligations pursuant to this Section 5.13).

(b)          For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.13, represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(c)          All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreements; provided, that Parent and Merger Sub shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements set forth in the Debt Commitment Letter. The Company hereby consents to the reasonable and customary use of its and its Subsidiaries’ logos in connection with the Debt Financing.

Section 5.14.         Transaction Litigation. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall give each other the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; provided, that no such party or Representative of such party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless the Company, in the case of any such action by Parent or Merger Sub, or Parent, in the case of any such action by the Company, shall have consented in writing (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting in any way the obligations of the parties hereto under Section 5.5, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any Transaction Litigation.

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Section 5.15.         Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall use its reasonable best efforts to deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective as of (but conditioned on the occurrence of) the Effective Time.

Section 5.16.         State Takeover Statutes. The Company and the Company Board and the Parent and the Parent Board shall (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to the Merger and (b) if any Takeover Statute becomes applicable to the Merger, take all reasonable action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger. For purposes of this Agreement, “Takeover Statute” shall mean a “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under the Laws of any state in the United States that is applicable to the Company.

Section 5.17.         Conduct of Parent and Merger Sub; Obligations of Merger Sub.

(a)          During the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated), except as required by applicable Law or as expressly contemplated by this Agreement, Parent shall not, and shall not permit any of the Parent Entities (including Merger Sub) to, acquire, whether by merging with or into, consolidating with, purchasing all or a portion of the assets of or all or a portion of the equity in, or entering into an exclusive business arrangement with, any Person set forth on Section 5.17(a) of the Parent Disclosure Schedule.

(b)          Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform when due their respective obligations under this Agreement.

Section 5.18.         Other Investors. Prior to the Effective Time, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not permit or agree to permit any Person who holds Shares to rollover (or reinvest the Merger Consideration with respect to (or other proceeds from the sale of) such Shares) for any equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary.

ARTICLE VI

Conditions

Section 6.1.          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or waiver in writing by Parent and the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

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(a)          Stockholder Approval. This Agreement shall have been duly adopted by a majority of the outstanding Shares entitled to vote thereon in accordance with applicable Law and the certificate of incorporation and bylaws of the Company (the “Stockholder Approval”).

(b)          Regulatory Approvals. Any and all waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

(c)          Orders. No court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 6.2.          Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1, Section 3.2(a), Section 3.3(a), Section 3.3(b), Section 3.4, Section 3.7(b) and Section 3.20, the representations and warranties of the Company contained in Article III shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.3(a), Section 3.3(b), and Section 3.7(b) shall be true and correct both as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), except, in the case of (x) Section 3.3(a) (other than the last sentence thereof) and Section 3.3(b), for inaccuracies that are de minimis and (y) the last sentence of Section 3.3(a), for inaccuracies as would not result in an increase in respect of the aggregate cash amounts payable with respect to the Company Equity Awards other than any such increases that are de minimis relative to the aggregate Merger Consideration (including the amounts payable pursuant to Sections 2.7 and 2.8) payable pursuant to this Agreement, and (iii) the representations and warranties set forth in Section 3.1, Section 3.2(a), Section 3.4 and Section 3.20 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

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(b)          Performance of Obligations. The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.

(c)          Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied.

(d)          No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 6.3.          Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.10, the representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Parent Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.10 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(b)          Performance of Obligations. Each of Parent and Merger Sub shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied by it at or prior to the Effective Time pursuant to the terms hereof.

(c)          Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4.          Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur required by this Agreement.

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ARTICLE VII

Termination

Section 7.1.          Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 7.2.          Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Company or Parent:

(a)          if the Merger shall not have been consummated on or before June 24, 2019 (the “Termination Date”); provided, that if as of the Termination Date any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely to the extent such condition set forth in Section 6.1(c) has not been satisfied due to the enactment, issuance, promulgation, enforcement or entry of any Regulatory Law or an Order arising under any Regulatory Law) shall not have been satisfied or waived by the Company and Parent, the Termination Date may be extended by either Parent or the Company for a period of ninety (90) days by written notice to the other party, and such date, as so extended, shall be the Termination Date; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was caused by a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.2(a) shall have complied with its obligations under Section 5.5, Section 5.12 and Section 5.17.

(b)          if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement is taken; or

(c)          if any Order by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non-appealable, was caused by a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.2(c) shall have used the efforts required by Section 5.5 to remove such Order.

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Section 7.3.          Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)          at any time prior to the time the Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2(e); provided, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available unless (i) the Company shall have complied in all material respects with Section 5.2 (other than Section 5.2(g)), Section 5.3 and Section 5.4 (ii) prior to or concurrently with such termination, the Company pays to Parent by wire transfer in immediately available funds the Company Termination Fee and (iii) substantially concurrently with such termination, the Company duly executes and delivers a definitive Alternative Acquisition Agreement with respect to such Superior Proposal to the counterparty thereto;

(b)          at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) (A) is not capable of being cured by Parent or Merger Sub prior to the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (1) thirty (30) Business Days following receipt of written notice from the Company of such breach or (2) the Termination Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement; or

(c)          if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days of the first date on which Parent and Merger Sub are required to consummate the Closing pursuant to Section 1.2, and (iii) the Company has provided irrevocable written notice to Parent at least one (1) Business Day prior to the date of such termination confirming that it stands ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

Section 7.4.          Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a)          if at any time prior to the time the Stockholder Approval is obtained, if the Company shall have effected a Change of Recommendation; or

(b)          at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) (A) is not capable of being cured by the Company by the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (x) thirty (30) Business Days following receipt of written notice from Parent of such breach or (y) the Termination Date; provided, that neither Parent nor Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

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Section 7.5.          Effect of Termination and Abandonment.

(a)          In the event that this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group) except as provided in this Section 7.5; provided, that (i) subject to Section 7.5(b) and Section 7.5(c), nothing herein shall relieve any party hereto from liability for any Willful Breach of this Agreement or the Commitment Letters prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, and (ii) Section 5.6(b), Section 5.9, the last sentence of Section 5.13(a), this Section 7.5 and Article VIII shall survive the termination of this Agreement. The party desiring to terminate this Agreement pursuant to Section 7.2, 7.3 or 7.4 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with Section 8.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b)          In the event that:

(i)          (A) this Agreement is validly terminated pursuant to Section 7.2(b) or Section 7.4(b), (B) any Person shall have publicly made a bona fide Acquisition Proposal after the date of this Agreement and prior to the Stockholders Meeting (and such Acquisition Proposal shall not have been withdrawn at least four (4) Business Days prior to the Stockholders Meeting or any adjournment or postponement thereof), or prior to the termination of this Agreement if there has been no Stockholders Meeting, and (C) within twelve (12) months of such termination the Company shall have (1) entered into an agreement with respect to an Acquisition Proposal and such Acquisition Proposal is ultimately consummated or (2) consummated an Acquisition Proposal, then the Company shall, no later than three (3) Business Days after the date such Acquisition Proposal is consummated, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of this Section 7.5(b)(i), the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; or

(ii)         this Agreement is validly terminated by the Company pursuant to Section 7.3(a) or by Parent pursuant to Section 7.4(a), the Company shall, prior to or substantially concurrently with such termination, in the case of a termination by the Company, or within three (3) Business Days thereafter, in the case of a termination by Parent, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent.

Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 7.5, from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.5(b), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 7.5. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

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(c)          Parent Termination Fee and Reverse Termination Fee:

(i)          (A) In the event that this Agreement is validly terminated by either the Company or Parent pursuant to (1) Section 7.2(a), and at the time of such termination one or more of the conditions set forth in Section 6.1(b) or Section 6.1(c) has not been satisfied by the Company and Parent (unless, in the case of Section 6.1(c), the failure to satisfy such condition is the result of a law other than an Applicable Regulatory Law), or (2) Section 7.2(c) (but only as a result of an Order arising out of an action brought by a Governmental Entity pursuant to an Applicable Regulatory Law), and (B) all of the other conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall, no later than three (3) Business Days after written demand by the Company, pay or cause to be paid to the Company an amount equal to $30 million (the “Parent Termination Fee”) to the Company or its designees by wire transfer of same day funds to one or more accounts designated by the Company and the Company’s right to receive the Parent Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Company and its Affiliates, as applicable, for (x) any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated and (y) any other damages suffered as a result of or under this Agreement and the transactions contemplated by this Agreement and, notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee shall become due and payable in accordance with this Section 7.5(c)(i), from and after such termination and timely payment of the Parent Termination Fee in full pursuant to and in accordance with this Section 7.5(c)(i), Parent shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than for fraud. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion or to pay both the Parent Termination Fee and the Reverse Termination Fee.

(ii)         In the event that this Agreement is terminated pursuant to Section 7.3(b) or Section 7.3(c) (other than a termination pursuant to Section 7.3(b) related to a breach of Section 4.4(c), Section 5.5 or Section 5.17(a)), then Parent shall, no later than three (3) Business Days after written demand by the Company, pay or cause to be paid an amount equal to $50 million (the “Reverse Termination Fee”) to the Company by wire transfer of immediately available funds to an account or accounts designated in writing by the Company at least two (2) Business Days prior to the date on which payment is due and the Company’s right to receive the Reverse Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Company and its Affiliates, as applicable, for (x) any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated and (y) any other damages suffered as a result of or under this Agreement and the transactions contemplated by this Agreement and, notwithstanding anything to the contrary in this Agreement, if the Reverse Termination Fee shall become due and payable in accordance with this Section 7.5(c)(ii), from and after such termination and timely payment of the Reverse Termination Fee in full pursuant to and in accordance with this Section 7.5(c)(ii), Parent shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 7.5(c)(ii) and other than for fraud. In no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion or to pay both the Reverse Termination Fee and the Parent Termination Fee. For the avoidance of doubt and notwithstanding anything to the contrary herein, in no event shall Parent be required to pay the Reverse Termination Fee in connection with a termination pursuant to Section 7.3(b) related to a breach of Section 4.4(c), Section 5.5 or Section 5.17(a).

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(d)          In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Reverse Termination Fee or the Parent Termination Fee, in each case as required pursuant to this Section 7.5, when due, such fee shall accrue interest for the period commencing on the date such fee became due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if the Company or Parent shall fail to pay such fee when due, such party shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with such other party’s efforts to collect such fee. The Company and Parent each acknowledge that the fees and the other provisions of this Section 7.5 are an integral part of this Agreement and are not a penalty, but rather liquidated damages in a reasonable amount that will compensate the other party in the circumstances in which such fees are payable, and that, without these provisions, the other party would not enter into this Agreement.

ARTICLE VIII

General Provisions

Section 8.1.          No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.2.          Modification or Amendment. Subject to applicable Law, this Agreement may be modified or amended by, and only by, written agreement executed and delivered by the duly authorized officers of Parent and the Company; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company. Notwithstanding anything to the contrary contained herein, Sections 7.5, 8.5(b), 8.5(c), 8.5(d), 8.8, 8.9, 8.11 and this Section 8.2 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 8.5(b), 8.5(c), 8.5(d), 8.8, 8.9, 8.11 and the last sentence of this Section 8.2) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Source Parties without the prior written consent of the Lead Arrangers.

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Section 8.3.          Waiver; Extension. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, the Company or Parent may (i) waive or extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights hereunder in accordance with this Agreement shall not constitute a waiver of such rights.

Section 8.4.          Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 8.5.          Governing Law and Venue; Waiver of Jury Trial.

(a)          This Agreement, the Equity Commitment Letter and the Fee Funding Arrangements and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the Equity Commitment Letter or the Fee Funding Arrangements or the negotiation, execution or performance hereof or thereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action between the parties or involving any member of the Company Group or Parent Group arising out of or related to this Agreement, the Equity Commitment Letters or the Fee Funding Arrangements or the transactions contained in or contemplated by this Agreement, the Equity Commitment Letter or the Fee Funding Arrangements exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Group and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8.6.

(b)          EACH PARTY, ON BEHALF OF ITSELF AND ITS RESPECTIVE AFFILIATES, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING (WITHOUT IN ANY WAY LIMITING SECTION 8.5(d)) ANY ACTION INVOLVING A DEBT FINANCING SOURCE PARTY DIRECTLY OR INDIRECTLY ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW OR EQUITY, IN CONTRACT, IN TORT OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(b).

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(c)          Notwithstanding anything herein to the contrary, but subject to Section 8.5(d), each party hereto, on behalf of itself and its respective Affiliates, agrees (i) that any Action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Debt Financing Source Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in any New York state or federal court sitting in the borough of Manhattan and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that services of process, summons, notice or document by registered mail addressed to it at its address provided in the Debt Commitment Letter shall be effective service of process against it for any Action described in clause (i) brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any Action described in clause (i) in any such court, (iv) that a final judgment in any Action described in clause (i) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that, except as specifically set forth in the Debt Commitment Letter as of the date hereof, the Laws of the State of New York shall govern any Action described in clause (i), without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any Action described in clause (i) to the same extent such rights are waived pursuant to Section 8.5(b).

(d)          Notwithstanding anything herein to the contrary, the Company, on behalf of itself and, to the fullest extent permitted by law, each member of the Company Group (and each of their respective former, current or future direct or indirect equity holders, controlling persons, general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents, and their respective successors and assigns (in each case, in such capacity)), hereby waives to the fullest extent permitted by Law any rights or claims against any Lenders and the parties to any joinder agreements, credit agreements or commitment letters entered into in connection with the Debt Financing, and any of their Affiliates and any of such entities’ or their Affiliates’ respective former, current or future direct or indirect equity holders, controlling persons, general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents, and their respective successors and assigns (excluding, for purposes of this Section 8.5(d), any members of the Parent Group) (collectively, the “Debt Financing Source Parties”), in connection with this Agreement or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, neither the Company nor any of its Affiliates shall be Debt Financing Source Parties.

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Section 8.6.          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, or (d) if delivered by email transmission, on the date of such transmission. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

WeddingWire, Inc.

c/o Permira Advisers LLC

3000 Sand Hill Road, Building 1, Suite 170

Menlo Park, CA 94025

Attention: Dipan Patel

email: Dipan.Patel@permira.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street NW

Washington, DC 20006

Attention: Brian Mangino

email: Brian.Mangino@friedfrank.com

If to the Company, to:

XO Group Inc.

195 Broadway, 25th Floor

New York, New York 10007

Attention: Mike Steib

email: msteib@xogrp.com

with a copy (which shall not constitute notice) to:

XO Group Inc.

195 Broadway, 25th Floor

New York, New York 10007

Attention: Jeffrey Yin

email: jyin@xogrp.com

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Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Sabastian V. Niles & Gordon S. Moodie

email: SVNiles@wlrk.com / GSMoodie@wlrk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.7.          Specific Performance.

(a)          The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(b)          Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary in this Agreement, the parties hereto hereby acknowledge and agree that the Company shall be entitled to specific performance or any other equitable remedy to cause Parent or Merger Sub to consummate the Merger only if (A) all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing (provided, that those other conditions would be capable of being satisfied if the Closing were on such date)) and Parent has failed to consummate the Closing when required to hereunder, (B) the Debt Financing (or any alternative thereto in accordance with this Agreement) has been funded or would be funded following the delivery of a drawdown notice by Parent and the satisfaction of those conditions that by their nature are to be satisfied at the Closing, including the funding of the Equity Financing and (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Debt Financing is funded, then it is willing to complete the Closing in accordance with Article I.

(c)          While the Company may pursue either (i) a grant of specific performance in accordance with this Section 8.7 or (ii) the payment of either the Parent Termination Fee or the Reverse Termination Fee in accordance with Section 7.5, under no circumstances will the Company be entitled to receive both (A) a grant of specific performance to cause the consummation of the transactions contemplated hereby and (B) any portion of either the Parent Termination Fee or the Reverse Termination Fee.

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Section 8.8.          Entire Agreement. This Agreement (including any exhibits and schedules hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Commitment Letters, the Fee Funding Arrangements and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.9.          Parties in Interest. Each of Parent, Merger Sub and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that (a) the Debt Financing Source Parties shall be express third party beneficiaries of, and shall be entitled to rely on Sections 8.2, 8.5(b), 8.5(c), 8.5(d), 8.8, 8.11 and this Section 8.9, (b) the definition of “Debt Financing Source Parties” (it being understood that the provisions and definitions identified in this clause (a) and clause (b) may not be amended in a manner adverse to any Debt Financing Source Party in any respect without the prior written consent of the Lead Arrangers), (c) if the Effective Time occurs, the holders of Shares shall be third party beneficiaries of, and shall be entitled to rely on, Article II, (d) if the Effective Time occurs, the Indemnified Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), and (e) if the Effective Time occurs, the holders of Company Equity Awards shall be third party beneficiaries of, and shall be entitled to rely on, Article II.

Section 8.10.         Definitions; Construction.

(a)          Definitions. As used herein:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Mutual NDA, except that such confidentiality agreement need not contain any standstill or similar provision.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the acquisition by any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company, or (d) the acquisition in any manner, directly or indirectly, of over 20% of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

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“Action” means any claim, charge, complaint, demand, action, litigation, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding, in each case by or before a Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and the Federal Trade Commission Act, as amended.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other employment, change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, incentive, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation, paid-time off, severance, termination, consulting, disability, death benefit, medical, dental, fringe benefit, insurance, supplemental unemployment or excess benefit, or other employee benefit plan, program, agreement or arrangement that (i) the Company or any of its Subsidiaries sponsors or maintains, (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company or any of its Subsidiaries for the benefit of any Employee or (iii) pursuant to which the Company or any of its Subsidiaries could have any liability.

“Company ESPP” means the Company’s Amended and Restated 2009 Employee Stock Purchase Plan.

“Company Group” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing

“Company Intellectual Property” means Intellectual Property owned by the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”:

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(i)          any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or deterioration in the credit markets generally; or

(ii)         any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes (1) in Law, (2) in GAAP or in accounting standards, or (3) any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) entry into and consummation and performance of this Agreement and the transactions contemplated hereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, advertisers, distributors, partners, employees, regulators or other third parties (except that this clause (B) shall not apply to the representations and warranties set forth in Section 3.5(b) (and to the extent related to Section 3.5(b), the condition set forth in Section 6.2(a))), (C) acts of war (whether or not declared) or any outbreak of hostilities, sabotage or terrorism (including cyber-attacks and computer hacking), or any escalation or worsening of any such acts of war (whether or not declared), outbreak of hostilities, sabotage or terrorism (including cyber-attacks and computer hacking), (D) weather, pandemics, earthquakes, hurricanes, tornados, natural disasters, climatic conditions or other acts of God, whether or not weather-related, (E) regulatory and political conditions or developments, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (G) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable Law, or other litigation arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) actions or omissions of the Company or any of its Subsidiaries requested or consented to in writing by Parent or required by this Agreement, (I) any decline in the market price, or change in trading volume, of the Common Stock (or the volatility thereof), (J) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or any other metrics, (K) the effect of seasonal changes and patterns on the results of operations, business or financial condition of the Company, (L) the failure to obtain any approvals or consents from any Governmental Entity in connection with the transactions contemplated by this Agreement or any delay in obtaining any such approvals or consents.

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provided, that (x) facts, circumstances, changes, events, occurrences or effects set forth in clauses (ii)(A)(1), (ii)(C) and (ii)(D) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such facts, circumstances, changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries of the Company and its Subsidiaries (provided, that only the incremental disproportionate adverse effects of such facts, circumstances, changes, events, occurrences or effects may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), and (y) that the underlying cause of any decline, change or failure referred to in clause (ii)(I) or (ii)(J) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect unless such underlying cause is otherwise excluded hereby.

“Company Registered IP” means Registered IP filed in the name of, or owned by, Company or any of its Subsidiaries.

“Company Termination Fee” means (i) if payable in connection with a termination of this Agreement by the Company pursuant to Section 7.3(a) in order for the Company to enter into an Alternative Acquisition Agreement providing for a Superior Proposal made by an Excluded Party, an amount equal to $8.1 million and (ii) if payable in any other circumstances, an amount equal to $24.3 million.

“Compliant” means, with respect to the Required Information used in connection with the Debt Financing, that (i) the Required Information when taken together with all public filings of the Company with the SEC, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Information not misleading in light of the circumstances in which made; (ii) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information; and (iii) it shall not become necessary to restate any historical financial statements included in the Required Information in any material respect (it being agreed that the matters disclosed on Schedule A to the Merger Agreement or the Company Disclosure Schedule shall not be material; provided, that the foregoing shall not apply in respect of material developments after the date hereof in respect of such matters), and no such restatement shall be under explicit consideration by the Company’s management or auditors.

“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, commitment, or other legally binding obligation.

“Employee” means any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries.

“Environmental Laws” means any Law regulating or relating to natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, release of, or exposure to, Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

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“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means any Person or group from which the Company or any of its Representatives (on behalf of the Company) has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a bona fide written Acquisition Proposal that (i) the Company Board determines, prior to the No-Shop Period Start Date, in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal and (ii) remains pending as of, and shall not have been withdrawn or otherwise abandoned prior to, the No-Shop Period Start Date; provided, that any such Person or group shall cease to be an Excluded Party (A) immediately upon the withdrawal or termination of the Acquisition Proposal submitted by such Excluded Party (unless, prior to or substantially concurrently with such withdrawal or termination, such Person or group has made another Acquisition Proposal that has not been withdrawn or terminated) or (B) provided that a withdrawal or termination described in the preceding clause (A) has not earlier occurred, then immediately at 5:00 p.m. (New York City time) on the tenth (10th) day immediately following the No-Shop Period Start Date.

“Governmental Entity” means any federal, state, local or foreign government, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, foreign or supranational, and any arbitral body or NYSE.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all common law and statutory rights anywhere in the world arising under or associated with: (a) patents and patent applications, and similar or equivalent rights in inventions (“Patents”); (b) trademarks, trade names, service marks, trade dress and other designations of origin (“Trademarks”); (c) trade secret and industrial secret rights, and rights in confidential information (“Trade Secrets”); (d) copyrights, moral rights, rights in data and databases, and any other rights in works of authorship (including software) and any related rights of authors (“Copyrights”); (e) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites (“Domain Names”); (f) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the any of the foregoing (as applicable); (g) rights of privacy and publicity; and (h) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Intervening Event” means any fact, circumstance, change, event, occurrence or effect that is material to the Company and its Subsidiaries taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or its Subsidiaries) and that (i) was not known to the Company Board as of or prior to the date of this Agreement and (ii) does not involve or relate to an Acquisition Proposal.

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“Knowledge” means (i) with respect to the Company, the actual knowledge of those persons set forth in Section 8.10(a) of the Company Disclosure Schedule, and (ii) with respect to Parent, the actual knowledge of those persons set forth in Section 8.10(a) of the Parent Disclosure Schedule.

“Law” means any Order or any federal, state, local, foreign, supranational or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

“Lease” means, collectively, all leases, subleases, licenses and any other agreements or arrangements under which the Company or any of its Subsidiaries leases, subleases, licenses or has the right to occupy any real property.

“Lien” means any mortgage, pledge, defect, adverse ownership interest, transfer restriction, security interest, encumbrance, lien or charge.

“Materials of Environmental Concern” means any substance or material defined, identified or regulated as toxic or hazardous or as a pollutant or contaminant or words of similar meaning or effect under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Parent Entities” means (i) Parent, Merger Sub, the Investors and the Spectrum Arrangement Funds, (ii) the Affiliates and general partners of Parent, Merger Sub, the Investors or the Spectrum Arrangement Funds, (iii) any Person to which the rights and obligations of the foregoing under this Agreement are assigned and (iv) any Ultimate Parent Entities of any of the foregoing.

“Parent Group” means the Parent Entities and any controlling persons, directors, officers or employees of the Parent Entities.

“Permira Funds” means Permira VI L.P.1, a limited partnership registered in Guernsey, PIL Investments LLP, a limited liability partnership incorporated in England and Wales, P6 Co-Investment SCSp, a société en commandite spéciale and Permira VI I.A.S. L.P., a limited partnership registered in Guernsey.

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“Permitted Liens” means (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries, (vi) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and other Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise do not individually or in the aggregate materially interfere with the present occupancy or use of the applicable real property or in the business operations of the Company and its Subsidiaries and (vii) Liens to be released at or prior to Closing.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information about an identifiable individual, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person.

“Privacy Law” means any Law relating to the collection, use, processing, retention, transfer, or disclosure of Personal Data.

“Privacy Policies” of any privacy policies setting forth the terms under which a business, collects, uses, discloses or stores any Personal Data.

“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

“Registered IP” means all United States, international and foreign (i) Patents; (ii) registered Trademarks and applications to register Trademarks; (ii) registered Copyrights and applications for Copyright registration; (iv) registered Domain Names; and (v) any other Intellectual Property that is subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority.

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“Regulatory Law” means the Applicable Regulatory Laws and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Required Information” means the financial statements described in paragraph 7(a)(i) and (a)(ii) of Exhibit D to the Debt Commitment Letter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Spectrum Arrangement Funds” means Spectrum Equity Investors VI, L.P., a Delaware limited partnership, Spectrum VI Investment Managers’ Fund, L.P., a Delaware limited partnership and Spectrum VI Co-Investment Fund, L.P., a Delaware limited partnership.

“Spectrum Funds” means Spectrum Equity VIII-A, L.P., Spectrum Equity VIII-B, L.P., Spectrum Equity VIII-C, L.P. Spectrum VIII Investment Managers’ Fund, L.P., Spectrum VIII Co-Investment Fund, L.P. and Spectrum Discretionary Overage Program I-A, L.P.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board has determined in its good faith judgment, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and other aspects and risks of such Acquisition Proposal and this Agreement, to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 5.2 prior to the time of determination to which Parent has irrevocably committed); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Tax” (including, with correlative meaning, the term “Taxes”) means (a) all federal, state, local or foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add-on minimum, estimated, occupancy and other assessments imposed by any Governmental Entity responsible for the administration of Taxes, and (b) any interest, penalties and additions with respect to any of the foregoing.

“Tax Return” means all returns, reports, forms, elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents required to be filed with any Governmental Entity responsible for the administration of Taxes.

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“Transaction Documents” means, collectively, this Agreement (including any exhibits and schedules thereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Commitment Letters, the Fee Funding Arrangements and the Confidentiality Agreements and any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

“Treasury Regulations” means the regulations promulgated under the Code.

“Ultimate Parent Entity” means “ultimate parent entity” as defined in Section 801.1(c) of the HSR Act.

“Willful Breach” means a breach that is the result of a willful or intentional act or failure to act.

(b)          Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, Contract, instrument or statute defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such agreement, Contract, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or Contracts or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. All references to dollar amounts in this Agreement shall be references to U.S. dollars unless otherwise expressly set forth herein. The mere inclusion of an item in the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect or Parent Material Adverse Effect or that the inclusion of such item therein is required. For purposes of this Agreement, the term “made available”, with respect to any document or item required to be made available to Parent as of the date of this Agreement or otherwise, shall mean such document or item has been provided directly to Parent, Investors or any of the foregoing’s Affiliates or other Representatives or made available to Parent, Investors or any of the foregoing’s Affiliates or other Representatives in the electronic data room maintained by the Company, in either case on or before the day immediately prior to the date of this Agreement, or is included in the Company SEC Documents publicly available on or before the day that is one (1) day prior to the date of this Agreement.

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Section 8.11.         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12.         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Notwithstanding the foregoing, upon prior written notice to the Company but without the Company’s consent (a) Parent and Merger Sub may assign its rights hereunder for collateral security purposes to its debt financing sources (including the Debt Financing Source Parties), or any collateral agent or trustee therefor, with any such assignment effective only as of the Closing and (b) Parent and Merger Sub may assign any rights and obligations hereunder to any of their wholly owned Subsidiaries (so long as they remain Subsidiaries); provided, that no such assignment shall limit, affect or relieve the assignor of its obligations hereunder. Any purported assignment not permitted under this Section 8.12 shall be null and void.

Section 8.13.         Headings. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 8.14.         Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail, including to deliver a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail, including to deliver a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail, including to deliver a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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Section 8.15.         Non-Recourse. Each party agrees, on behalf of itself and its Affiliates and its and their directors, officers, partners and members (collectively, “Related Parties”), that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or the transactions contemplated hereunder, (B) the negotiation, execution or performance this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach or violation of this Agreement, and (D) any failure of the transactions contemplated hereunder to be consummated, in each case, may be made (1) under this Agreement only against the Persons that are expressly identified as parties to this Agreement and in accordance with, and on the terms and subject to the conditions of, this Agreement or (2) under any other Transaction Document only against the Persons that are expressly identified as parties to such Transaction Document and in accordance with, and on the terms and subject to the conditions of, such Transaction Document. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Related Parties, that no recourse under this Agreement shall be sought or had against any Person other than the parties hereto, and no Person other than the parties hereto shall have any liabilities or obligations under this Agreement (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D).

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

XO Group Inc.

By:	/s/ Michael Steib
Name: Michael Steib
Title: Chief Executive Officer

WeddingWire, Inc.

By:	/s/ Timothy Chi
Name: Timothy Chi
Title: CEO

Wedelia Merger Sub, Corp.

By:	/s/ Andrew Olek
Name: Andrew Olek
Title: General Counsel

[Signature Page to Agreement and Plan of Merger]